Exhibit 99(a)(1)

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting of AmSouth. Management conducted an evaluation of the effectiveness of the system of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, Management concluded that AmSouth’s system of internal control over financial reporting was effective as of December 31, 2005. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Board of Directors

AmSouth Bancorporation

We have audited Management’s assessment, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting,” that AmSouth Bancorporation and subsidiaries (AmSouth) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AmSouth’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on Management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating Management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Management’s assessment that AmSouth maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, AmSouth maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 of AmSouth and our report dated March 3, 2006, expressed an unqualified opinion thereon.

Birmingham, Alabama

March 3, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

AmSouth Bancorporation

We have audited the accompanying consolidated balance sheets of AmSouth Bancorporation and subsidiaries (AmSouth) as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmSouth Bancorporation and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of AmSouth Bancorporation and subsidiaries’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2006, expressed an unqualified opinion thereon.

Birmingham, Alabama

March 3, 2006

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31
(Dollars in thousands)	2005	2004
ASSETS
Cash and due from banks	$1,307,043	$966,993
Trading securities	30,419	1,883
Available-for-sale securities	5,989,989	6,322,665
Held-to-maturity securities (market value of $5,576,243 and $6,199,451, respectively)	5,679,494	6,188,010
Loans held for sale	406,553	103,273
Loans	36,620,195	33,512,398
Less: Allowance for loan and lease losses	366,695	366,774
Unearned income	722,256	711,061

Net loans	35,531,244	32,434,563
Other interest-earning assets	68,000	36,149
Premises and equipment, net	1,200,114	1,060,574
Cash surrender value — bank owned life insurance	1,156,265	1,111,934
Accrued interest receivable and other assets	1,237,989	1,322,327

	$52,607,110	$49,548,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits and interest-bearing liabilities:
Deposits:
Noninterest-bearing demand	$8,233,137	$7,182,806
Interest-bearing demand	7,299,655	7,115,545
Money market and savings	9,513,548	8,810,972
Time	9,928,485	9,476,075
Foreign	1,373,557	1,647,381

Total deposits	36,348,382	34,232,779
Federal funds purchased and securities sold under agreements to repurchase	4,404,262	2,291,988
Other borrowed funds	511,625	429,098
Long-term Federal Home Loan Bank advances	1,958,730	4,371,745
Other long-term debt	4,025,941	2,899,773

Total deposits and interest-bearing liabilities	47,248,940	44,225,383
Accrued expenses and other liabilities	1,723,593	1,754,147

Total liabilities	48,972,533	45,979,530

Shareholders’ equity:
Preferred stock — no par value:
Authorized — 2,000,000 shares; Issued and outstanding — none	-0-	-0-
Common stock — par value $1 a share:
Authorized — 750,000,000 shares
Issued — 416,706,000 and 416,748,000 shares, respectively	416,706	416,748
Additional paid-in capital	738,011	726,411
Retained earnings	3,844,183	3,492,873
Cost of common stock in treasury — 68,634,000 and 60,438,000 shares, respectively	(1,208,874)	(986,510)
Deferred compensation on restricted stock	(14,083)	(12,947)
Accumulated other comprehensive loss, net	(141,366)	(67,734)

Total shareholders’ equity	3,634,577	3,568,841

	$52,607,110	$49,548,371

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

	Years Ended December 31
(In thousands, except per share data)	2005	2004	2003
INTEREST INCOME
Loans	$1,891,771	$1,566,177	$1,552,202
Available-for-sale securities	291,397	321,692	312,338
Held-to-maturity securities	279,098	263,507	215,202
Trading securities	1,005	232	139
Loans held for sale	16,083	13,277	4,525
Other interest-earning assets	1,750	776	2,045

Total interest income	2,481,104	2,165,661	2,086,451

INTEREST EXPENSE
Interest-bearing demand	87,229	38,592	29,086
Money market and savings deposits	152,699	46,979	46,310
Time deposits	301,651	243,223	267,781
Foreign deposits	37,738	16,611	7,606
Federal funds purchased and securities sold under agreements to repurchase	88,284	41,782	20,554
Other borrowed funds	14,181	10,062	4,177
Long-term Federal Home Loan Bank advances	136,646	233,993	253,148
Other long-term debt	137,402	58,394	43,154

Total interest expense	955,830	689,636	671,816

Net Interest Income	1,525,274	1,476,025	1,414,635
Provision for loan and lease losses	93,950	127,750	173,700

Net Interest Income After Provision for Loan and Lease Losses	1,431,324	1,348,275	1,240,935

NONINTEREST REVENUES
Service charges on deposit accounts	367,048	378,655	337,945
Trust income	113,156	117,973	103,657
Consumer investment services income	75,887	77,445	69,410
Other noninterest revenues	359,089	458,069	344,766

Total noninterest revenues	915,180	1,032,142	855,778

NONINTEREST EXPENSES
Salaries and employee benefits	699,692	674,374	638,843
Net occupancy expense	151,668	147,225	133,479
Equipment expense	126,786	125,039	116,703
Other noninterest expenses	313,777	510,300	316,552

Total noninterest expenses	1,291,923	1,456,938	1,205,577

Income Before Income Taxes	1,054,581	923,479	891,136
Income taxes	328,876	299,981	265,015

Net Income	$725,705	$623,498	$626,121

Weighted-average common shares outstanding — basic	350,702	352,684	350,237
Earnings per common share	$2.07	$1.77	$1.79
Weighted-average common shares outstanding — diluted	355,554	357,952	354,308
Earnings per common share — diluted	$2.04	$1.74	$1.77

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings	Treasury Stock	Deferred Compensation on Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Total
(In thousands)	Shares	Amount
BALANCE AT JANUARY 1, 2003	353,424	$416,909	$706,081	$2,951,430	$(1,045,428)	$(15,954)	$102,959	$3,115,997
Comprehensive income:
Net income	-0-	-0-	-0-	626,121	-0-	-0-	-0-	626,121
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available-for-sale securities*	-0-	-0-	-0-	-0-	-0-	-0-	(103,168)	(103,168)
Net change in unrealized gains and losses on derivative instruments*	-0-	-0-	-0-	-0-	-0-	-0-	(31,500)	(31,500)
Additional minimum pension liability adjustment*	-0-	-0-	-0-	-0-	-0-	-0-	(8,551)	(8,551)

Comprehensive income								482,902
Cash dividends declared ($0.93 per share)	-0-	-0-	-0-	(324,456)	-0-	-0-	-0-	(324,456)
Common stock transactions:
Employee stock plans	5,956	(31)	9,568	(24,535)	122,094	1,453	-0-	108,549
Dividend reinvestment	474	-0-	14	(27)	9,782	-0-	-0-	9,769
Purchase of common stock	(7,963)	-0-	-0-	-0-	(163,092)	-0-	-0-	(163,092)

BALANCE AT DECEMBER 31, 2003	351,891	416,878	715,663	3,228,533	(1,076,644)	(14,501)	(40,260)	3,229,669
Comprehensive income:
Net income	-0-	-0-	-0-	623,498	-0-	-0-	-0-	623,498
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available-for-sale securities*	-0-	-0-	-0-	-0-	-0-	-0-	(20,508)	(20,508)
Net change in unrealized gains and losses on derivative instruments*	-0-	-0-	-0-	-0-	-0-	-0-	(3,055)	(3,055)
Additional minimum pension liability adjustment*	-0-	-0-	-0-	-0-	-0-	-0-	(3,911)	(3,911)

Comprehensive income								596,024
Cash dividends declared ($0.97 per share)	-0-	-0-	-0-	(344,283)	-0-	-0-	-0-	(344,283)
Common stock transactions:
Employee stock plans	6,060	(130)	9,034	(12,576)	130,809	1,554	-0-	128,691
Direct stock purchase and dividend reinvestment	493	-0-	1,714	(2,299)	10,324	-0-	-0-	9,739
Purchase of common stock	(2,134)	-0-	-0-	-0-	(50,999)	-0-	-0-	(50,999)

BALANCE AT DECEMBER 31, 2004	356,310	416,748	726,411	3,492,873	(986,510)	(12,947)	(67,734)	3,568,841
Comprehensive income:
Net income	-0-	-0-	-0-	725,705	-0-	-0-	-0-	725,705
Other comprehensive income, net of tax:
Net change in unrealized gains and losses on available-for-sale securities*	-0-	-0-	-0-	-0-	-0-	-0-	(72,737)	(72,737)
Net change in unrealized gains and losses on derivative instruments*	-0-	-0-	-0-	-0-	-0-	-0-	(231)	(231)
Additional minimum pension liability adjustment*	-0-	-0-	-0-	-0-	-0-	-0-	(664)	(664)

Comprehensive income								652,073
Cash dividends declared ($1.01 per share)	-0-	-0-	-0-	(355,415)	-0-	-0-	-0-	(355,415)
Common stock transactions:
Employee stock plans	5,044	(42)	10,778	(18,935)	126,195	(1,136)	-0-	116,860
Direct stock purchase and dividend reinvestment	431	-0-	822	(45)	10,338	-0-	-0-	11,115
Purchase of common stock	(13,713)	-0-	-0-	-0-	(358,897)	-0-	-0-	(358,897)

BALANCE AT DECEMBER 31, 2005	348,072	$416,706	$738,011	$3,844,183	$(1,208,874)	$(14,083)	$(141,366)	$3,634,577

*	See disclosure of reclassification adjustment amount and tax effect, as applicable, in Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
(In thousands)	2005	2004	2003
OPERATING ACTIVITIES
Net income	$725,705	$623,498	$626,121
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	93,950	127,750	173,700
Provision for deferred income taxes	151,939	203,002	243,754
Depreciation and amortization of premises and equipment	114,256	111,367	99,132
Amortization of premiums and discounts on held-to-maturity securities and available-for-sale securities	22,941	39,530	51,646
Amortization of intangible assets	2,582	4,169	4,793
Originations and purchases of loans held for sale	(1,927,606)	(1,206,257)	(1,063,442)
Proceeds from sales of loans held for sale	1,843,382	1,214,929	997,017
Net gains on sales of available-for-sale securities	(4,772)	(26,620)	(44,862)
Net gains on sales of loans held for sale	(12,302)	(9,644)	(15,659)
Net gains on sales of loans	(11,768)	(177,811)	(17,473)
Net gain on sale of mutual fund management unit	(44,007)	-0-	-0-
Net premium paid on purchase of loans	8,062	-0-	-0-
Net (increase) decrease in trading securities	(28,536)	629	45,239
Net increase in accrued interest receivable, bank owned life insurance and other assets	(713)	(106,450)	(112,014)
Net increase (decrease) in accrued expenses and other liabilities	(57,591)	(91,764)	24,392
Prepayment (gain) cost on Federal Home Loan Bank advances	(17 ,670)	129,648	-0-
Other operating activities, net	146,075	125,905	105,349

Net cash provided by operating activities	1,003,927	961,881	1,117,693

INVESTING ACTIVITIES
Proceeds from maturities and prepayments of available-for-sale securities	946,104	1,136,578	2,466,765
Proceeds from sales of available-for-sale securities	720,448	2,509,855	2,412,554
Purchases of available-for-sale securities	(1,502,835)	(2,858,463)	(7,067,052)
Proceeds from maturities, prepayments and calls of held-to-maturity securities	1,150,056	1,618,230	2,754,976
Purchases of held-to-maturity securities	(668,456)	(2,992,725)	(3,056,675)
Net (increase) decrease in other interest-earning assets	(31,851)	4,069	49,612
Net increase in loans, excluding purchases and sales of loans	(4,217,232)	(4,814,245)	(3,719,501)
Purchases of loans	(270,389)	(143,946)	-0-
Proceeds from sales of loans	915,189	1,393,789	1,017,915
Net purchases of premises and equipment	(253,796)	(207,249)	(230,939)
Net cash received from sale of mutual fund management unit	65,000	-0-	-0-

Net cash used in investing activities	(3,147,762)	(4,354,107)	(5,372,345)

FINANCING ACTIVITIES
Net increase in deposits	2,115,694	3,792,903	3,126,376
Net increase in federal funds purchased and securities sold under agreements to repurchase	2,112,274	265,735	256,706
Net increase in other borrowed funds	82,527	85,896	192,184
Proceeds from issuance of long-term Federal Home Loan Bank advances and other long-term debt	1,682,323	1,151,587	3,546,515
Payments for maturing Federal Home Loan Bank advances and other long-term debt	(1,310,424)	(467,014)	(2,553,323)
Payments for prepayment of Federal Home Loan Bank advances	(1,607,330)	(1,379,648)	-0-
Cash dividends paid	(353,995)	(337,334)	(323,748)
Proceeds from employee stock plans, direct stock purchase and dividend reinvestment .	121,713	134,107	115,035
Purchase of common stock	(358,897)	(50,999)	(163,092)

Net cash provided by financing activities	2,483,885	3,195,233	4,196,653

Increase (decrease) in cash and cash equivalents	340,050	(196,993)	(57,999)
Cash and cash equivalents at beginning of period	966,993	1,163,986	1,221,985

Cash and cash equivalents at end of period	$1,307,043	$966,993	$1,163,986

See Notes to Consolidated Financial Statements.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AmSouth Bancorporation (AmSouth or the Company), through its banking subsidiary, provides a broad array of financial products and services through banking offices located in six Southeastern states with leading market positions in Florida, Tennessee, Alabama and Mississippi. In addition, AmSouth provides select financial services outside of its banking markets through its other subsidiaries. AmSouth’s principal activities include Consumer Banking, Commercial Banking and Wealth Management. The accounting policies of AmSouth and the methods of applying those policies that materially affect the accompanying consolidated financial statements are presented below and conform to generally accepted accounting principles in the United States and general practices within the financial services industry.

BASIS OF PRESENTATION AND VARIABLE INTEREST ENTITIES

The consolidated financial statements include the accounts of AmSouth, its subsidiaries, all of which are wholly owned, and certain variable interest entities (VIE) as described below. All significant intercompany balances and transactions have been eliminated. Certain amounts in the prior years’ financial statements have been reclassified to conform to the 2005 presentation. These reclassifications are immaterial and had no effect on net income, total assets or shareholders’ equity.

AmSouth considers a voting rights entity to be a subsidiary and consolidates it if AmSouth has a controlling financial interest in the entity. VIEs are consolidated if AmSouth is exposed to the majority of the VIE’s expected losses and/or residual returns (i.e., AmSouth is considered to be the primary beneficiary). Unconsolidated investments in voting rights entities or VIEs in which AmSouth has significant influence over operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%) are accounted for using the equity method. Unconsolidated investments in voting rights entities or VIEs in which AmSouth has a voting or economic interest of less than 20% are generally carried at cost.

AmSouth has limited partnership investments in affordable housing projects, for which it provides funding as a limited partner and receives tax credits related to its investments in the projects based on its partnership share. At December 31, 2005 and 2004, AmSouth had recorded investments in other assets on its balance sheets of approximately $152.9 million and $161.3 million, respectively, that were associated with limited partnership investments in affordable housing projects. AmSouth currently adjusts the carrying value of these investments using the equity method for any losses incurred by the limited partnerships through earnings. AmSouth has determined that these structures meet the definition of VIEs. AmSouth has determined that consolidation of direct limited partnership investments in affordable housing projects is not required. However, in some cases AmSouth is the sole limited partner in a fund that invests in affordable housing projects, and in these cases consolidation is required. These funds are not required to consolidate the underlying affordable housing projects in which they invest, and as such there is no financial statement impact associated with their consolidation by AmSouth. At December 31, 2005 and 2004, AmSouth’s maximum exposure to loss associated with these limited partnerships was limited to the Company’s recorded investment.

AmSouth, as a commercial real estate lender, periodically lends money for the construction or acquisition of commercial real estate. At December 31, 2005 and 2004, AmSouth had approximately $7.3 billion and $5.9 billion, respectively, of commercial real estate loans outstanding and approximately $4.7 billion and $3.6 billion, respectively, in unused commercial real estate commitments to lend money. AmSouth has determined that some of the entities to which it lends for commercial real estate purposes meet the definition of VIEs. AmSouth has reviewed these structures and determined that any that meet the definition of a VIE are not required to be consolidated. AmSouth’s maximum exposure to loss associated with these commercial real estate transactions is no greater than the outstanding balance in commercial real estate lending and any outstanding commitments to lend money associated with these transactions at December 31, 2005 and 2004.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires Management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH AND CASH FLOWS

Cash and due from banks and time deposits in other banks are considered cash and cash equivalents. The following table summarizes supplemental cash flow information for the years ended December 31:

(In thousands)	2005	2004	2003
Cash paid during the period for:
Interest	$923,241	$691,432	$673,179
Income taxes	245,212	197,431	62,519
Transfers from loans to foreclosed properties	35,655	39,144	56,809
Transfers from foreclosed properties to loans	414	852	652
Transfers from loans (student loans) to loans held for sale	207,521	-0-	-0-
Transfers from loans to securities	-0-	-0-	405,021
Transfers from loans to other assets	-0-	1,015	-0-

Transfers from loans to available-for-sale and held-to-maturity securities were made in connection with guaranteed mortgage loan securitizations in which AmSouth retained the securities in its investment portfolio. Transfers from loans to other assets were associated with mortgage servicing rights created as a result of guaranteed mortgage loan securitizations.

SECURITIES

Securities are classified as held-to-maturity, trading or available-for-sale. AmSouth defines held-to-maturity securities as debt securities which Management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts on the constant effective yield method. Trading securities are carried at market value. Market adjustments and realized gains or losses on the sale of trading securities are reported as other noninterest revenues. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are carried at fair value. Unrealized holding gains or losses, net of deferred taxes, on available-for-sale securities are excluded from earnings and reported in accumulated other comprehensive income within shareholders’ equity. AmSouth determines the appropriate classification of debt securities at the time of purchase.

The market values of securities are generally based on quoted market prices. If quoted market prices are not available, pricing is determined using pricing models, discounted cash flow analysis, or quoted prices of similar instruments. Gains and losses from sales of available-for-sale securities are computed using the specific identification method.

The Company reviews its securities portfolio on a quarterly basis to determine if there are any conditions that indicate that a security has other-than-temporary impairment. Factors considered in this determination include the length of time that the security has been in a loss position, the ability and intent to hold the security until such time as the value recovers or the security matures, and the credit quality of the issuer. When a security has impairment that is considered to be other-than-temporary, the security is written down to fair value and a loss is recorded in earnings.

LOANS HELD FOR SALE

Loans held for sale consist of residential mortgage loans and student loans held for sale. Loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other noninterest revenues.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amount at which the securities were acquired or sold plus accrued interest. It is AmSouth’s policy to take possession of securities purchased under resale agreements. The market value of the collateral is monitored and additional collateral obtained when deemed appropriate. Securities sold under repurchase agreements are delivered to either broker-dealers or to custodian accounts. The broker-dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to AmSouth identical securities at the maturity of the agreements.

LOANS AND LEASES

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. AmSouth defers nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield. Interest income on commercial and commercial real estate loans is accrued daily based upon the outstanding principal amounts except for those classified as nonaccrual loans. Interest income on certain consumer loans is accrued monthly based upon the outstanding principal amounts except for those classified as nonaccrual loans.

AmSouth also engages in both direct and leveraged lease financing. The net investment in direct financing leases is the sum of all minimum lease payments and estimated residual values, less unearned income. Unearned income is added to interest income over the term of the leases to produce a level yield. The investment in leveraged leases is the sum of all lease payments (less nonrecourse debt payments), plus estimated residual values, less unearned income. Income from leveraged leases is recognized over the term of the leases based on the unrecovered equity investment.

Commercial loans, including commercial leases, and commercial real estate loans are generally placed on nonaccrual status if full collection of principal and interest becomes unlikely (even if all payments are current), or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well-secured and in the process of collection. Consumer loans which are not well-secured are written down to estimated value no later than the 180th day of delinquency unless a deferral is granted. AmSouth may grant payment deferrals on a case-by-case basis, or, in a situation such as a hurricane, AmSouth may grant blanket deferrals based on geographic information. Residential mortgage loans are placed on nonaccrual status after a write-down has occurred. All other consumer loans are charged-off in a timely fashion according to regulatory guidelines and, therefore, are not placed on nonaccrual status based solely on number of days past due. Interest collections on nonaccrual loans for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received. AmSouth determines past due or delinquency status of a loan based on contractual payment terms, except where deferrals have been granted as mentioned above.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses (the allowance) is determined based on various components in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (Statement 114) for individually impaired loans and Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (Statement 5) for pools of loans and for individual or pools of leases. The allowance is established by a provision charged to earnings based on estimated inherent losses. Loan losses are charged against the allowance when uncollectibility of all or part of the loan balance is confirmed. Any subsequent recoveries are credited to the allowance.

The allowance is maintained at a level which is considered to be adequate to absorb estimated credit losses for specifically identified loans, as well as estimated credit losses inherent in the remainder of the loan portfolio at the balance sheet date. Actual losses can vary from Management’s estimates. A formal review of the allowance is performed quarterly to assess the risk in the portfolio and to determine the adequacy of the allowance. In determining the appropriate level for the allowance, Management ensures that the overall allowance appropriately reflects the current macroeconomic conditions, industry exposure, and a margin for the imprecision inherent in most estimates of expected credit losses. Management assesses the adequacy of the allowance quarterly. The assessment considers actual performance of each of its portfolios, current underwriting standards and other factors which might impact the estimated inherent losses. Allocation rates may be increased or decreased based on the quarterly assessment.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans over $2.5 million are specifically reviewed. Impairment of a loan is measured by comparing the recorded investment in the loan with the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral-dependent. A valuation allowance is provided to the extent that the measure of the impaired loan is less than the recorded investment. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. Leases are excluded from the definition of an impaired loan under Statement 114. However, leases over $2.5 million that are impaired are evaluated in the same manner as impaired loans. Larger groups of homogenous loans such as consumer installment and residential real estate mortgage loans are collectively evaluated for impairment. Impaired loans are, therefore, primarily commercial and commercial real estate loans. Payments received on impaired loans or leases for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions. Impaired loans or leases and other nonaccrual loans are returned to accrual status if the loan or lease is brought contractually current as to both principal and interest, the future payments are reasonably expected to continue, and the repayment ability can be reasonably demonstrated.

Commercial loans, including commercial leases, and commercial real estate loans are placed on nonaccrual status and generally charged-off when payments or liquidation of collateral is not expected to be sufficient to repay principal due, with the charge-off occurring when available information reasonably confirms that the loan is uncollectible and the loss is reasonably quantifiable. Consumer loans secured by residential real estate are generally charged-off to the extent principal and interest due exceed 90% of the current appraised value of the collateral and the loan becomes 180 days past due. All other consumer loans are subject to mandatory charge-off at a specified delinquency date and are usually not classified as nonperforming prior to being charged-off. Closed-end consumer loans, which include automobile, student and other installment loans, are generally charged-off in full no later than when the loan becomes 120 days past due. Unsecured revolving credit loans are generally charged-off in full no later than when the loan becomes 180 days past due.

FORECLOSED PROPERTIES AND REPOSSESSIONS

Foreclosed properties are comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of nonperforming loans. Repossessions are comprised of non-real estate properties, including automobiles, obtained in partial or total satisfaction of loans. Foreclosed properties and repossessions are recorded at their estimated fair value less anticipated selling costs based upon the property’s or item’s appraised value at the date of transfer. Any differences between the fair value of the property and the carrying value of the loan are charged to the allowance. Subsequent changes in values are reported as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Gains or losses not previously recognized resulting from the sale of foreclosed properties or other repossessed items are recognized on the date of sale. At December 31, 2005 and 2004, AmSouth had $17,667,000 and $19,609,000 of foreclosed properties, respectively, and $2,274,000 and $2,498,000 of other repossessed items, respectively.

PREMISES AND EQUIPMENT AND LEASED ASSETS

Premises and equipment are stated at cost, less accumulated depreciation and amortization, as applicable. The provisions for depreciation and amortization are computed generally by the straight-line method over the estimated useful lives of the assets or terms of the leases, as applicable. The annual provisions for depreciation and amortization have been computed principally using estimated lives of five to forty years for premises and three to twelve years for furniture and equipment.

AmSouth enters into lease transactions for the right to use assets. These leases vary in term and, from time to time, include incentives and/or rent escalations. Examples of incentives include periods of “free” rent and leasehold improvement incentives. AmSouth generally recognizes incentives and escalations on a straight-line basis over the lease term as a reduction of or increase to rent expense, as applicable.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INTANGIBLE ASSETS

Intangible assets, primarily goodwill, are included in other assets. Goodwill and certain other intangible assets are tested at least annually for impairment. AmSouth has determined that its reporting units for purposes of this testing are its reportable segments: Consumer Banking, Commercial Banking and Wealth Management. AmSouth allocated goodwill to each reporting unit based on locations and revenue contributions of past acquisitions.

The first step in this testing requires that the fair value of each reporting unit be determined. If the carrying amount of any reporting unit exceeds its fair value, goodwill impairment may be indicated, and a second step of impairment testing is required. If such were the case, AmSouth would assume that the purchase price of the reporting unit is equal to its fair value as determined in the first step and then allocate that purchase price to the fair value of the unit’s assets (excluding goodwill) and liabilities. Any excess of the assumed purchase price over the fair value of the reporting unit’s assets and liabilities represents the implied fair value of goodwill. An impairment loss would be recognized, as a charge to earnings, to the extent that the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill.

AmSouth uses the capital asset pricing model to determine the fair value of its reporting units and then compares the computed fair value of each reporting unit with its carrying amount. If the fair value of a particular reporting unit exceeds its carrying amount, no impairment is indicated and no further testing is required. AmSouth performs the annual goodwill impairment test as of October 1.

Other identified intangible assets that have finite lives are amortized over their estimated useful lives and are also subject to impairment testing if events or changes in circumstances warrant such an evaluation. Other identified intangibles, primarily core deposit intangibles, are amortized over a period no greater than fifteen years.

INTEREST RATE CONTRACTS AND OTHER DERIVATIVE FINANCIAL INSTRUMENTS

AmSouth has, from time to time, utilized various derivative instruments such as interest rate swaps and forward contracts to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows.

AmSouth carries all derivative instruments at fair value as either assets or liabilities in the consolidated balance sheets. For derivative instruments not designated as hedging instruments, the derivative is recorded as a freestanding asset or liability with the change in value being recognized in current earnings during the period of change. To be eligible for hedge accounting treatment, AmSouth must specifically designate a derivative as a hedging instrument and identify the exact risk being hedged. The derivative instrument then must meet explicit effectiveness requirements to qualify for hedge accounting. During 2005 and 2004, AmSouth had interest rate swaps designated as fair value and cash flow hedges.

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk, are considered to be fair value hedges. Changes in the fair value of the derivative instrument are recorded in noninterest revenues and are offset by the changes in the fair value of the risk being hedged related to the hedged asset or liability. The corresponding adjustment to the hedged asset or liability is included in the basis of the hedged item, while the corresponding change in the fair value of the derivative instrument is recorded as an adjustment to other assets or other liabilities, as applicable.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered to be cash flow hedges. For derivative instruments that are designated and qualify as cash flow hedges, the fair value of the derivative instrument is recorded in the consolidated balance sheets as either a freestanding asset or liability. The effective portion of the change in fair value of the derivative instrument is recorded as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in noninterest revenue during the period of change.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AmSouth, at the inception of any hedging relationship and at least quarterly thereafter, performs a formal assessment to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. Hedge accounting must be discontinued prospectively when: (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (2) the derivative expires or is sold, terminated or exercised; (3) the hedged firm commitment no longer meets the definition of a firm commitment; (4) it is probable that the forecasted transaction will not occur by the end of the specified time period; or (5) Management determines that the fair value or cash flow hedge designation is no longer appropriate.

When it is determined that the derivative no longer qualifies as an effective fair value or cash flow hedge or Management removes the hedge designation, the derivative will continue to be recorded in the consolidated balance sheets at its fair value, with changes in fair value recognized currently in noninterest revenue. The asset or liability under a discontinued fair value hedge will no longer be adjusted for changes in fair value and the existing basis adjustment is amortized to net interest income. The component of accumulated other comprehensive income related to a discontinued cash flow hedge is amortized to net interest income over the original term of the hedge contract.

When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, or because it is probable that the forecasted transaction will not occur by the end of the specified time period, the derivative will continue to be recorded in the consolidated balance sheets at its fair value, with changes in fair value recognized currently in noninterest revenue. Any asset or liability that was recorded pursuant to recognition of the firm commitment is removed from the consolidated balance sheets and recognized currently in noninterest revenue. Gains and losses that were accumulated in other comprehensive income pursuant to the hedge of a forecasted transaction are recognized immediately in noninterest revenue.

AmSouth also enters into interest rate lock commitments, which are commitments to originate loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate. Accordingly, such commitments are recorded at fair value, excluding value related to servicing, with changes in fair value recorded in noninterest income. Fair value is based on fees currently charged to enter into similar agreements and, for fixed-rate commitments, also considers the difference between current levels of interest rates and the committed rates. AmSouth also has corresponding forward sales commitments related to these interest rate lock commitments, which are recorded at fair value with changes in fair value recorded in noninterest income.

AmSouth enters into various derivative agreements with customers desiring protection from possible adverse future fluctuations in interest rates or foreign currency exchange rates. As an intermediary, AmSouth generally maintains a portfolio of matched offsetting derivative agreements. These contracts do not qualify for hedge accounting and are marked to fair value through earnings and included in other assets and other liabilities.

INCOME TAXES

The consolidated financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

TREASURY STOCK

The purchase of AmSouth common stock is recorded at cost. At the date of the retirement or subsequent reissuance, treasury stock is reduced by the cost of such stock with differences recorded in additional paid-in capital or retained earnings, as applicable.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK-BASED COMPENSATION

AmSouth has elected to follow APB Opinion No. 25, “Accounting for Stock Issued to Employees” (Opinion 25) and related interpretations in accounting for its employee stock options. Compensation cost for fixed and variable stock-based awards is measured by the excess, if any, of the fair market price of the underlying stock over the exercise price. Compensation cost for fixed awards is measured at the grant date, while compensation cost for variable awards is estimated until both the number of shares an individual is entitled to receive and the exercise or purchase price are known (the measurement date). AmSouth recognizes compensation expense related to the issuance of restricted stock as prescribed by Opinion 25. Compensation expense is recognized ratably over the service period and the life of the grant, which is typically one to four years for restricted stock grants with service-based vesting terms. AmSouth adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (Statement 123), which allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Opinion 25. AmSouth recognizes expense related to stock option grants in its pro forma disclosures according to the accelerated expense attribution model under Financial Accounting Standards Board (FASB) Interpretation

No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans.”

While all options granted in 2005 had an exercise price equal to the market value of the underlying common stock on the date of grant, approximately $1.7 million of option-based employee compensation cost is reflected in reported net income in 2005 due to the modification to immediately accelerate vesting of all unvested, outstanding grants at December 29, 2005. The purpose of the modification was to prevent future expense recognition related to these grants when the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (Statement 123R) on January 1, 2006 (see further discussion of Statement 123R on page 88). No option-based employee compensation cost is reflected in reported net income in 2004 and 2003, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Compensation expense related to restricted stock is reflected in the table below. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. See Note 15 for a further description of the assumptions used for preparing the pro forma disclosures as prescribed by Statement 123. AmSouth’s pro forma information for the years ended December 31 follows:

(In thousands, except per share data)	2005	2004	2003
NET INCOME:
As reported	$725,705	$623,498	$626,121
Add: Stock-based compensation expense included in reported net income, net of tax	3,628	2,538	1,889
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(39,931)	(33,082)	(26,998)

Pro forma	$689,402	$592,954	$601,012

EARNINGS PER COMMON SHARE:
As reported	$2.07	$1.77	$1.79
Pro forma	1.97	1.68	1.72

DILUTED EARNINGS PER COMMON SHARE:
As reported	$2.04	$1.74	$1.77
Pro forma	1.94	1.66	1.70

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EARNINGS PER COMMON SHARE

Earnings per common share is obtained by dividing net income available to common stockholders by the weighted-average outstanding shares of common stock. The diluted calculation of earnings per common share is obtained by dividing net income by the weighted-average outstanding shares of common stock adjusted for effects of stock options and restricted stock. Certain members of Management and directors have rights to be issued AmSouth common stock in the future pursuant to deferred compensation plans. These shares are considered outstanding for purposes of calculating basic and diluted earnings per share. See Note 14 for the reconciliation of the numerators and denominators of the earnings per share and diluted earnings per share computations and Note 16 for a description of the deferred compensation plans.

REVENUE RECOGNITION

The largest source of revenue for AmSouth is interest revenue. Interest revenue is recognized on an accrual basis driven by nondiscretionary formulas based on written contracts, such as loan agreements or securities contracts. Loan origination fees are amortized into interest income over the term of the loan. Other credit-related fees, including letter of credit fees, are recognized in noninterest income when earned. AmSouth recognizes commission revenue and brokerage, exchange and clearance fees on a trade date basis. Other types of noninterest revenues such as service charges on deposits and trust revenues are accrued and recognized into income as services are provided and the amount of fees earned are reasonably determinable.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

AmSouth may periodically sell receivables, such as commercial loans, residential mortgage loans and dealer loans, in securitizations and to third-party conduits. When AmSouth sells these receivables, it may retain a continuing interest in these receivables in the form of interest-only strips, one or more subordinated tranches, servicing rights, or cash reserve accounts. The previous carrying amount of the assets sold is allocated between the retained interests and the assets sold based on their relative fair values at the date of transfer. Any gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used, if available. However, quotes are generally not available for retained interests, so AmSouth generally estimates fair value based on the present value of expected future cash flows using Management’s best estimates of the key assumptions — expected credit losses, prepayment speeds, weighted-average life, and discount rates commensurate with the risks involved. In calculating prepayment rates, AmSouth utilizes a variety of prepayment models depending on the loan type and specific transaction requirements. The models used by AmSouth include the constant prepayment rate model (CPR), the absolute prepayment speed model (ABS) and the Bond Market Trade Association’s Mortgaged Asset-Backed Securities Division’s prepayment model (PSA). Servicing assets are recorded in other assets and their amortization is determined in proportion to, and over the period of, the estimated net servicing income. Amortization is recorded in either mortgage income for mortgage servicing assets or in other noninterest income for servicing assets associated with non-mortgage loans.

On a quarterly basis, AmSouth ensures that any retained interests are valued appropriately in the consolidated financial statements. Management reviews the historical performance of each retained interest and the assumptions used to project future cash flows. Assumptions are revised if past performance and future expectations dictate. The present value of cash flows is then recalculated based on the revised assumptions.

RECENT ACCOUNTING PRONOUNCEMENTS AND ACCOUNTING CHANGES

In December 2005, the FASB issued FASB Staff Position (FSP) SOP 94-6-1, “Terms of Loan Products That May Give Rise to a Concentration of Credit Risk” (FSP 94-6-1). This FSP provides guidance in determining whether certain terms of loan products present a concentration of credit risk, as defined in Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” and reinforces the disclosure requirements associated with loan products that give rise to such concentrations. FSP 94-6-1 is effective immediately. See Note 4 for the related disclosures.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FUTURE APPLICATION OF ACCOUNTING STANDARDS

In December 2004, the FASB issued Statement 123R, which requires companies to recognize in their financial statements the cost resulting from all share-based payment transactions using a fair value-based measurement model. Share-based payment transactions include transactions in which the entity issues stock, share options or other equity instruments in exchange for goods or services. A fair value-based measurement model requires the fair value of share-based payments issued to nonemployees to be recorded at the fair value of the goods or services received. For payments to employees, Statement 123R requires that share-based payments be recorded at their fair value and be classified as either a liability or equity. Entities are required to estimate the fair value of share-based payments to employees using a mathematical model that reflects the most accurate valuation given the information available and incorporates various factors, including exercise price of the option, expected volatility of the entity’s stock, expected term of the award, performance/service/market conditions, expected dividends, the risk-free rate, and grant date share price. Payments classified as liabilities are required to be remeasured at the end of each reporting period. The fair value of awards classified as equity is required to be recognized over the requisite service period or the period during which the employee is expected to provide service to earn the award. Statement 123R replaces Statement 123 and supersedes Opinion No. 25. Statement 123R will become effective for AmSouth in reporting periods beginning after January 1, 2006, requiring all share-based payments granted or modified subsequent to the implementation date to be accounted for under Statement 123R. The impact of adoption of Statement 123R on AmSouth’s results of operations in future periods cannot be fully predicted at this time. The ultimate impact will be affected by the levels of share-based payments in the future, as well as the effect of the accelerated vesting of all unvested options outstanding prior to the adoption of Statement 123R (as discussed in Notes 1 and 15). However, the ultimate impact in future years will likely be less than the pro forma impact that is currently disclosed in Note 1. The Company has elected the modified prospective transition method for implementation.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (Statement 154). Statement 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of Statement 154 to have a material effect on the consolidated financial statements.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (FSP 115-1). This FSP outlines guidance for determining when an investment is considered impaired, when such impairment is considered other than temporary and the measurement of any resulting impairment loss. FSP 115-1 also provides certain disclosure requirements for securities and their fair values, which are included in Notes 2 and 3. The FSP is effective for reporting periods beginning after December 15, 2005. The Company does not expect the adoption of this FSP to have a material impact on the consolidated financial statements.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — AVAILABLE-FOR-SALE SECURITIES

The amortized costs of available-for-sale securities and the amounts at which they are carried (approximate fair market values) at December 31 are summarized as follows:

	2005				2004
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount
U.S. Treasury securities	$181,132	$2	$4,616	$176,518	$80,489	$35	$3,013	$77,511
Federal agency securities	5,589	-0-	67	5,522	4,659	-0-	42	4,617
State, county and municipal securities	37,796	859	8	38,647	47,369	1,880	53	49,196
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	5,615,916	5,892	157,290	5,464,518	5,879,561	21,995	58,808	5,842,748
Equity securities	302,899	2,990	1,105	304,784	340,471	2,128	1,141	341,458
Other debt securities	-0-	-0-	-0-	-0-	4,793	2,342	-0-	7,135

	$6,143,332	$9,743	$163,086	$5,989,989	$6,357,342	$28,380	$63,057	$6,322,665

The amortized cost and carrying amount of available-for-sale securities by maturity at December 31, 2005 are as follows:

(In thousands)	Amortized Cost	Carrying Amount
Due within 1 year	$10,073	$10,101
Due after 1 year through 5 years	17,521	17,842
Due after 5 years through 10 years	189,805	185,633
Due after 10 years	7,118	7,111
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	5,615,916	5,464,518
Equity securities	302,899	304,784

	$6,143,332	$5,989,989

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2005, 2004 and 2003, AmSouth realized gross gains of $4,872,000, $29,977,000 and $45,475,000, respectively, and gross losses of $100,000, $3,357,000 and $613,000, respectively, on sales of available-for-sale securities. Included in interest income on available-for-sale securities for 2005, 2004 and 2003 was $2,079,000, $2,575,000 and $2,919,000, respectively, of interest income from tax-free state, county and municipal securities. Equity securities included $171.2 million and $278.8 million of amortized cost related to Federal Reserve Bank stock and Federal Home Loan Bank stock as of December 31, 2005 and 2004, respectively, whose amortized cost approximated carrying amount.

Available-for-sale securities with a carrying amount of $5,381,539,000 and $3,946,028,000 at December 31, 2005 and 2004, respectively, were pledged to secure short-term and long-term borrowings, public deposits, trust deposits, securities sold under repurchase agreements, and for other purposes as required or permitted by law.

Provided below is a summary of available-for-sale securities which were in an unrealized loss position at December 31,

2005 and 2004, which was comprised of 206 and 80 securities, respectively, in a continuous loss position for twelve months or more and consisted primarily of mortgage-backed securities. AmSouth evaluates each available-for-sale security in a loss position for other-than-temporary impairment, considering such factors as the length of time and the extent to which the market value has been below cost, the credit standing of the issuer, and AmSouth’s ability and intent to hold the security until its market value recovers. AmSouth recognized an immaterial amount of other-than-temporary impairment related to certain equity securities classified as available-for-sale in 2005. The remaining other-than-temporary impairment on equity securities was deemed immaterial for evaluation. AmSouth has not recognized any other-than-temporary impairment related to other categories of available-for-sale securities. Further, AmSouth believes the deterioration in value on securities other than equities is attributable to changes in market interest rates and not credit quality of the issuer.

	2005				2004
	Less than 12 Months		12 Months or More		Less than 12 Months		12 Months or More
(In thousands)	Carrying Amount	Unrealized Losses	Carrying Amount	Unrealized Losses	Carrying Amount	Unrealized Losses	Carrying Amount	Unrealized Losses
U.S. Treasury securities	$102,431	$900	$72,836	$3,716	$25,533	$797	$49,066	$2,216
Federal agency securities	4,627	53	895	14	4,617	42	-0-	-0-
State, county and municipal securities	2,667	8	-0-	-0-	-0-	-0-	2,344	53
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	1,960,935	38,713	3,135,758	118,577	2,636,038	22,372	1,521,243	36,443
Equity securities	21,974	842	1,546	263	22,991	1,134	-0-	-0-

	$2,092,634	$40,516	$3,211,035	$122,570	$2,689,179	$24,345	$1,572,653	$38,712

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — HELD-TO-MATURITY SECURITIES

The amounts at which held-to-maturity securities are carried and their approximate fair market values at December 31 are summarized as follows:

	2005				2004
(In thousands)	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
U.S. Treasury securities	$8,188	$26	$122	$8,092	$10,003	$122	$39	$10,086
Federal agency securities	45,807	531	452	45,886	42,913	830	63	43,680
State, county and municipal securities	351,221	17,420	455	368,186	347,709	25,604	259	373,054
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	5,270,530	7,808	128,115	5,150,223	5,783,713	30,534	45,465	5,768,782
Other debt securities	3,748	110	2	3,856	3,672	177	-0-	3,849

	$5,679,494	$25,895	$129,146	$5,576,243	$6,188,010	$57,267	$45,826	$6,199,451

The carrying amount and approximate fair market value of held-to-maturity securities by maturity at December 31, 2005 are as follows:

(In thousands)	Carrying Amount	Approximate Market Value
Due within 1 year	$12,733	$12,889
Due after 1 year through 5 years	91,290	95,167
Due after 5 years through 10 years	163,355	170,909
Due after 10 years	141,586	147,055
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	5,270,530	5,150,223

	$5,679,494	$5,576,243

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

There were no sales of held-to-maturity securities during 2005, 2004 or 2003. Included in interest income on held-to-maturity securities for 2005, 2004 and 2003 was $16,910,000, $16,397,000 and $15,903,000, respectively, of interest income from tax-free state, county and municipal securities.

Held-to-maturity securities with a carrying amount of $5,222,464,000 and $5,530,475,000 at December 31, 2005 and 2004, respectively, were pledged to secure short-term and long-term borrowings, public deposits, trust deposits, securities sold under repurchase agreements, and for other purposes as required or permitted by law.

Provided below is a summary of held-to-maturity securities which were in an unrealized loss position at December 31,

2005 and 2004, which was comprised of 172 and 75 securities, respectively, in a continuous loss position for twelve months or more and consisted primarily of mortgage-backed securities. AmSouth evaluates each held-to-maturity security in a loss position for other-than-temporary impairment, considering such factors as the length of time and the extent to which the market value has been below cost, the credit standing of the issuer, and AmSouth’s ability and intent to hold the security until its market value recovers. AmSouth has not recognized any other-than-temporary impairment related to held-to-maturity securities. Further, AmSouth believes the deterioration in value is attributable to changes in market interest rates and not credit quality of the issuer.

	2005				2004
	Less than 12 Months		12 Months or More		Less than 12 Months		12 Months or More
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities	$3,408	$55	$2,512	$67	$1,998	$20	$2,216	$19
Federal agency securities	17,002	450	773	2	4,443	63	-0-	-0-
State, county and municipal securities	29,989	165	12,754	290	13,429	259	-0-	-0-
Mortgage-backed securities, collateralized mortgage obligations and other pass-thru securities	2,302,142	48,974	2,375,682	79,141	2,713,280	23,986	998,315	21,479
Other debt securities	98	2	-0-	-0-	-0-	-0-	-0-	-0-

	$2,352,639	$49,646	$2,391,721	$79,500	$2,733,150	$24,328	$1,000,531	$21,498

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — LOANS

The major categories of loans net of unearned income at December 31 are summarized as follows:

	2005		2004
(Dollars in thousands)	Amount	Percent	Amount	Percent
COMMERCIAL:
Commercial and industrial	$6,173,403	17.2%	$5,740,153	17.5%
Commercial loans secured by real estate	2,700,353	7.5	2,245,052	6.9
Commercial leases	2,370,986	6.6	2,179,074	6.6

Total commercial	11,244,742	31.3	10,164,279	31.0

COMMERCIAL REAL ESTATE:
Commercial real estate mortgages	3,203,030	8.9	2,867,968	8.7
Real estate construction	4,085,369	11.4	3,008,313	9.2

Total commercial real estate	7,288,399	20.3	5,876,281	17.9

CONSUMER:
Residential first mortgages	6,016,157	16.7	5,081,775	15.5
Equity loans and lines	7,859,133	21.9	7,756,745	23.6
Dealer indirect	3,047,117	8.5	3,312,120	10.1
Revolving credit	23,563	0.1	27,230	0.1
Other consumer	418,828	1.2	582,907	1.8

Total consumer	17,364,798	48.4	16,760,777	51.1

	$35,897,939	100.0%	$32,801,337	100.0%

Included in loans net of unearned income at December 31, 2005 and 2004 were $157,212,000 and $170,271,000, respectively, of net deferred loan costs.

Included in commercial leases were $2,224,030,000 and $2,163,562,000 of rentals receivable on leveraged leases and $421,401,000 and $420,829,000 of estimated residuals on leveraged leases, net of $726,196,000 and $763,709,000 of unearned income on leveraged leases at December 31, 2005 and 2004, respectively. Pre-tax income from leveraged leases for the years ending December 31, 2005, 2004 and 2003 was $77,762,000, $81,627,000 and $75,486,000, respectively. The tax effect of this income was an expense of $16,028,000, $17,083,000 and $13,989,000 for the years ending December 31, 2005, 2004 and 2003, respectively. AmSouth transferred the responsibility for the management of certain operations associated with lease assets located outside of the United States to a foreign subsidiary, thereby lowering the effective tax rate on certain existing leveraged lease investments. AmSouth intends to permanently reinvest earnings of this foreign subsidiary and, therefore, deferred taxes of $106.9 million, $93.3 million and $79.2 million had not been provided as of December 31, 2005, 2004 and 2003, respectively. Refer to Note 18 for further discussion on income taxes.

In the normal course of AmSouth’s lending practices, loans are advanced to customers that, by the nature of certain aspects or terms of the loan, may be considered higher-risk loans. These loans have contractual features that may increase the exposure of AmSouth to risk of nonpayment or loss recognition and could present a concentration of credit risk. Examples of these features include

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interest-only payment terms or high loan-to-value ratios. AmSouth has determined that the mortgage and home equity loan products with interest-only provisions could present a concentration of credit risk. At December 31, 2005, AmSouth had approximately $4 billion in residential first mortgage loans and approximately $6 billion in equity loans and lines outstanding that were eligible for interest-only payment provisions. AmSouth mitigates these risks through its normal lending practices by reviewing borrower/guarantor financial strength and requiring sufficient collateral to mitigate any financial loss upon default of the borrower. Further, loan products with interest-only provisions are only offered to customers with higher credit scores, which generally include Private Client customers, and are generally offered in situations where the collateral value is substantial relative to the loan value. At December 31, 2005 and 2004, AmSouth had no loans outstanding with terms that permit, at the borrowers’ option, principal payment deferral, payments smaller than interest accrual (negative amortization) or option adjustable-rate mortgages.

At December 31, 2005 and 2004, nonaccrual loans totaled $102,981,000 and $88,488,000, respectively. The amount of interest income actually recognized on these loans during 2005, 2004 and 2003 was approximately $1,481,000, $1,760,000 and $1,647,000, respectively. The additional amount of interest income that would have been recorded during 2005, 2004 and 2003 if these loans had been current in accordance with their original terms was approximately $6,113,000, $6,045,000 and $5,849,000, respectively. At December 31, 2005 and 2004, AmSouth had loans past due 90 days or more and still accruing of approximately $54,005,000 and $51,117,000, respectively.

At December 31, 2005 and 2004, AmSouth’s recorded investment in impaired loans, which includes all commercial and commercial real estate loans on nonaccrual status, was $64,824,000 and $60,558,000, respectively. There was approximately $2,932,000 and $5,390,000 at December 31, 2005 and 2004, respectively, in the allowance for loan and lease losses allocated to $10,454,000 and $21,696,000, respectively, of specifically reviewed impaired loans. No specific allowance was required for $54,370,000 and $38,862,000 of impaired loans at December 31, 2005 and 2004, respectively. Even though these impaired loans do not have a specific allowance, estimated inherent losses on these loans are still reflected in the allowance for loan and lease losses. The average recorded investment in impaired loans for the years ended December 31, 2005, 2004 and 2003 was approximately $62,015,000, $69,730,000 and $98,643,000, respectively. No material amount of interest income was recognized on impaired loans for the years ended December 31, 2005, 2004 and 2003.

At December 31, 2005, AmSouth had $11.8 billion of loans pledged to secure borrowings from the Federal Home Loan Bank. The loans pledged included residential first mortgage loans and equity loans and lines.

Certain executive officers and directors of AmSouth and their associates were loan customers of AmSouth during 2005 and 2004. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 2005 and 2004, amounted to approximately $38,909,000 and $27,373,000, respectively.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — ALLOWANCE FOR LOAN AND LEASE LOSSES

A summary of changes in the allowance for loan and lease losses is shown below:

(In thousands)	2005	2004	2003
Balance at January 1	$366,774	$384,124	$381,579
Loans charged-off	(128,089)	(166,690)	(220,058)
Recoveries of loans previously charged-off	36,785	50,248	48,903

Net charge-offs	(91,304)	(116,442)	(171,155)
Addition to allowance charged to expense	93,950	127,750	173,700
Reduction of allowance related to sold loans	(2,725)	(28,658)	-0-

Balance at December 31	$366,695	$366,774	$384,124

NOTE 6 — PREMISES AND EQUIPMENT, NET

Premises and equipment at December 31 are summarized as follows:

(In thousands)	2005	2004
Land	$255,356	$211,877
Buildings	735,738	634,976
Furniture, fixtures and equipment	629,191	625,974
Software	202,304	187,911
Leasehold improvements	187,014	177,796
Construction in progress	146,138	129,433

	2,155,741	1,967,967
Less: Accumulated depreciation and amortization	955,627	907,393

	$1,200,114	$1,060,574

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — GOODWILL AND OTHER INTANGIBLE ASSETS

As of December 31, 2005 and 2004, AmSouth had goodwill assets of $288.4 million included in other assets. The balance of goodwill by reportable segment for December 31, 2005 and 2004 is listed below (in millions):

Consumer Banking	$217.7
Commercial Banking	46.8
Wealth Management	23.9

$288.4

Goodwill and certain other intangible assets are tested at least annually for impairment. As of October 1, 2005, 2004 and 2003, it was determined that no impairment existed.

AmSouth has finite-lived intangible assets capitalized in other assets on its balance sheets in the form of core deposit intangibles. These intangible assets continue to be amortized over their estimated remaining useful lives, which approximate one year. At December 31, 2005 and 2004, the gross carrying amount of core deposit intangibles was $26.7 million and $32.9 million, with accumulated amortization of $24.7 million and $28.3 million, respectively. The aggregate amortization expense recorded on core deposit intangibles during 2005, 2004 and 2003 was $2.6 million, $4.2 million and $4.8 million, respectively. The amortization expense on core deposit intangibles is anticipated to be approximately $2.0 million for 2006, after which they will be fully amortized.

At December 31, 2005 and 2004, AmSouth also had a non-amortizing intangible asset of $6.1 million and $7.2 million, respectively, associated with a minimum pension liability related to an unfunded pension obligation. See Note 16 for further information.

See Note 20 for information concerning mortgage servicing rights and related amortization.

NOTE 8 — DEPOSITS

The aggregate amount of time deposits of $100,000 or more, including certificates of deposit of $100,000 or more, was $4,952,678,000 and $4,443,392,000 at December 31, 2005 and 2004, respectively.

At December 31, 2005, the aggregate maturities, in thousands, of time deposits are summarized as follows:

2006	$7,366,724
2007	1,171,172
2008	353,810
2009	340,669
2010	661,999
Thereafter	34,111

$9,928,485

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — SHORT-TERM BORROWINGS

Short-term borrowings at December 31 are summarized as follows:

(In thousands)	2005	2004
Federal funds purchased	$2,948,259	$1,208,673
Securities sold under agreements to repurchase	1,456,003	1,083,315

Total federal funds purchased and securities sold under agreements to repurchase	4,404,262	2,291,988

Treasury, tax and loan notes	391,980	264,745
Term federal funds purchased	75,000	115,958
Commercial paper	-0-	1,597
Other borrowings	44,645	46,798

Total other borrowed funds	511,625	429,098

Total short-term borrowings	$4,915,887	$2,721,086

The average rates paid on federal funds purchased and securities sold under agreements to repurchase, including the effects of interest rate swaps, were 2.75%, 1.40% and 0.95% for the years ended December 31, 2005, 2004 and 2003, respectively. The average rates paid on other borrowed funds were 3.53%, 2.94% and 2.99% for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 10 — LONG-TERM DEBT

Long-term debt at December 31 is summarized as follows:

(In thousands)	2005	2004
Long-term Federal Home Loan Bank advances	$1,958,730	$4,371,745

OTHER LONG-TERM DEBT:
4.85% Subordinated Notes Due April 2013 (Issued by AmSouth Bank)	497,292	496,918
5.20% Subordinated Notes Due April 2015 (Issued by AmSouth Bank)	347,382	-0-
6.45% Subordinated Notes Due February 2018 (Issued by AmSouth Bank)	301,036	301,534
6.125% Subordinated Notes Due March 2009	174,859	174,815
6.75% Subordinated Debentures Due November 2025	150,000	149,985
7.25% Senior Notes Due May 2006	99,976	99,905
6.625% Subordinated Notes Due December 2005	-0-	49,947
Federal Funds Effective Rate floating-rate bank notes	150,000	-0-
90-Day London Interbank Offered Rate (LIBOR) floating-rate bank notes	350,000	800,000
2.82% fixed-rate bank notes	200,000	200,000
Long-term securities sold under agreements to repurchase	1,752,880	601,000
Other long-term notes payable	10,904	401
Statement 133 valuation adjustments	(8,388)	25,268

Total other long-term debt	4,025,941	2,899,773

Total long-term debt	$5,984,671	$7,271,518

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-term advances from the Federal Home Loan Bank (FHLB) had maturities ranging from 2007 to 2025 and had weighted-average interest rates of 5.13%, 3.79% and 4.15% at December 31, 2005, 2004 and 2003, respectively. All of these advances had fixed rates. Of the balances outstanding at December 31, 2005, $1.9 billion were callable by the FHLB. If called, these FHLB advances are convertible by AmSouth. The convertible feature provides that after a specified date in the future, the advances will remain at a fixed rate, or AmSouth will have the option to either pay off the advance or convert from a fixed rate to a variable rate based on a LIBOR index. In 2005, AmSouth prepaid approximately $1.63 billion of FHLB advances and recognized gains of approximately $17.7 million. In 2004, AmSouth prepaid $1.25 billion in FHLB advances and incurred a prepayment cost of $129.6 million. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans and equity lines and loans are pledged as collateral for the FHLB advances outstanding. See Note 4 for loans pledged to the FHLB at December 31, 2005 and 2004.

The 6.45% Subordinated Notes Due February 2018 were issued with embedded put and call options that could require AmSouth Bank to repurchase the notes at face value on February 1, 2008. If AmSouth Bank does not repurchase the debt, the interest rate on the notes will be reset on February 1, 2008, based on a set formula. The 6.125% Subordinated Notes Due March 2009 may be redeemed by AmSouth prior to March 1, 2009, at the greater of 100% of the principal amount or an amount based on a preset formula. The 6.75% Subordinated Debentures Due November 2025 were redeemable on November 1, 2005, at the option of the registered holders thereof; however, these Subordinated Debentures were not redeemed on this date and therefore are no longer redeemable prior to maturity. All other Subordinated Notes and the Senior Notes are not redeemable prior to maturity.

At December 31, 2005 and 2004, long-term securities sold under agreements to repurchase consisted of agreements to repurchase $1.88 billion and $622.9 million of Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) securities. These securities have been delivered to the counterparty and are classified as available-for-sale and held-to-maturity. At December 31, 2005 and 2004, these agreements had a weighted-average interest rate of 3.93% and 3.36%, respectively, and a carrying amount of $1.87 billion and $621.8 million, respectively.

The aggregate stated maturities of long-term debt outstanding at December 31, 2005, are summarized as follows:

(In thousands)	FHLB Advances	Other Long-Term Debt
2006	$-0-	$451,194
2007	745	1,400,000
2008	190,000	104,485
2009	250,000	238,011
2010	400,000	546,815
Thereafter	1,117,985	1,285,436

	$1,958,730	$4,025,941

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AmSouth uses interest rate swaps to hedge the change in fair value of Subordinated Notes and the cash flows associated with other long-term debt as part of its interest rate management strategy. Interest rate swaps hedging the fair value of Subordinated Notes require AmSouth to pay variable interest rates based on a LIBOR index. The weighted-average interest rates on other long-term debt including the effect of interest rate swaps were 4.00%, 2.74% and 3.09% during the years ending December 31, 2005, 2004 and 2003, respectively. See Note 19 for further discussion of AmSouth’s use of interest rate swaps.

At December 31, 2005 and 2004, unused capacity under AmSouth’s shelf registration statement filed with the Securities and Exchange Commission totaled $325 million. This shelf registration can be utilized by AmSouth to issue senior or subordinated debt securities up to the available capacity.

NOTE 11 — SHAREHOLDERS’ EQUITY

AmSouth offers a Direct Stock Purchase and Dividend Reinvestment Plan, whereby investors can purchase shares of common stock directly from AmSouth and reinvest dividends to acquire shares of common stock. Shareholders may invest additional cash up to $10,000 per transaction and $120,000 in any calendar year with no brokerage commissions or fees charged.

AmSouth has a Stockholder Protection Rights Agreement, which attaches a Right to every common share outstanding. Each Right entitles its registered holder, upon occurrence of certain events, to purchase from AmSouth one one-thousandth of a share of Series A Preferred Stock, without par value, for $88.89, subject to adjustment for certain events. The Rights will be exercisable only if a person or group acquires 15% or more of AmSouth’s common stock or commences a tender offer that will result in such person or group owning 15% or more of AmSouth’s common stock. The Rights may be redeemed by action of the Board for $.0044 per Right.

On September 19, 2001, AmSouth’s Board of Directors approved a plan to repurchase up to 25,000,000 shares of the Company’s outstanding common stock over a two-year period. During 2003 and 2002, AmSouth purchased 7,672,000 and 13,274,000 shares, respectively, at a cost of $156.9 million and $272.1 million, respectively, under this authorization. This authorization expired in the third quarter of 2003.

On April 17, 2003, AmSouth’s Board of Directors approved a plan to repurchase up to 25,000,000 shares of the Company’s outstanding common stock. The common shares may be repurchased in the open market or in privately negotiated transactions. The reacquired common shares will be held as treasury shares and may be reissued for various corporate purposes, including employee benefit programs. During 2005, 2004 and 2003, AmSouth repurchased 13,713,000, 2,134,000 and 291,000 shares, respectively, at a cost of $358.9 million, $51.0 million and $6.2 million, respectively, which were primarily executed under this authorization.

At December 31, 2005, there were 1,856,000 shares reserved for issuance under the Direct Stock Purchase and Dividend Reinvestment Plan, 52,513,000 shares reserved for issuance under stock compensation plans (35,693,000 shares represent stock options outstanding), 931,000 shares reserved under the AmSouth deferred compensation plans, and 864,000 shares reserved for issuance under the employee stock purchase plan, for a total of 56,164,000 shares.

In 2005, AmSouth increased its dividend per share to $1.01 per common share, compared to $0.97 in 2004 and $0.93 in 2003.

NOTE 12 — REGULATORY REQUIREMENTS AND RESTRICTIONS

Capital is the primary tool used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk-based capital requirements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, AmSouth and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution’s capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. AmSouth and its subsidiary bank are required to have core capital (tier 1) of at least 4% of risk-weighted assets, total capital of 8% of risk-weighted assets

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and a leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders’ equity, excluding unrealized gains and losses on available-for-sale securities and the effective portion of cash flow hedges, less goodwill and certain other intangibles. Total capital consists of tier 1 capital plus certain debt instruments and the allowance for credit losses, subject to limitation. The leverage ratio reflects tier 1 capital divided by average assets for the quarter. Average assets used in the calculation exclude goodwill and certain other intangibles. The regulations also define well-capitalized levels of tier 1 capital, total capital and leverage as ratios of 6%, 10% and 5%, respectively, for banking entities. AmSouth’s banking subsidiary had tier 1 capital, total capital and leverage ratios above the well-capitalized levels at December 31, 2005 and 2004. Management believes that no changes in conditions or events have occurred since December 31, 2005, which would result in changes that would cause AmSouth Bank to fall below the well-capitalized level.

The actual capital ratios and amounts for AmSouth and AmSouth Bank at December 31 are as follows:

	2005		2004
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
TIER 1 CAPITAL:
AmSouth	$3,466,234	7.81%	$3,323,938	8.05%
AmSouth Bank	3,804,539	8.58	3,507,133	8.49
TOTAL CAPITAL:
AmSouth	5,061,226	11.40	4,514,004	10.93
AmSouth Bank	5,144,545	11.60	4,557,365	11.04
LEVERAGE:
AmSouth	3,466,234	6.74	3,323,938	6.73
AmSouth Bank	3,804,539	7.41	3,507,133	7.10

In October 2004, AmSouth entered into a deferred prosecution agreement with the U.S. Attorney for the Southern District of Mississippi relating to deficiencies in AmSouth Bank’s reporting of suspicious activities under the Bank Secrecy Act. As of October 2005, AmSouth had fully complied with the requirements of the deferred prosecution agreement and the agreement was dismissed. Also in October 2004, AmSouth entered into a cease and desist order with the Federal Reserve and the Alabama Department of Banking, as well as an order with the Financial Crimes Enforcement Network, in connection with deficiencies in AmSouth Bank’s reporting of suspicious activities under the Bank Secrecy Act.

AmSouth’s banking subsidiary is required to maintain reserve balances with the Federal Reserve Bank based on a percentage of deposits reduced by its cash on hand. The average amount of those reserves was approximately $12,815,000 and $12,973,000 for the years ended December 31, 2005 and 2004, respectively.

Certain restrictions exist regarding the ability of banking subsidiaries to transfer funds to the parent Company as loans, advances or dividends. The subsidiary bank can initiate dividend payments in 2006, without prior regulatory approval, of an amount equal to approximately $479.4 million plus its net profits for 2006, as defined by statute. Substantially all of the parent Company’s retained earnings at December 31, 2005 and 2004 represented undistributed earnings of its banking subsidiary.

NOTE 13 — COMPREHENSIVE INCOME

Comprehensive income is the total of net income and all other non-owner changes in equity. Items that are to be recognized under accounting standards as components of comprehensive income are displayed in the consolidated statements of shareholders’ equity.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double-counting items that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income in that period or earlier periods.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The disclosure of the reclassification amount for the years ended December 31 is as follows:

	2005
(In thousands)	Before Tax	Tax Effect	Net of Tax
Net income	$1,054,581	$(328,876)	$725,705
Net unrealized holding gains and losses onavailable-for-sale securities arising during the period	(112,658)	42,899	(69,759)
Less: reclassification adjustments for net securities gains realized in net income	4,772	(1,794)	2,978

Net change in unrealized gains and losses on available-for-sale securities	(117,430)	44,693	(72,737)
Net unrealized holding gains and losses on derivatives arising during the period	(5,669)	2,122	(3,547)
Less: reclassification adjustments for losses realized in net income	(5,314)	1,998	(3,316)

Net change in unrealized gains and losses on derivative instruments	(355)	124	(231)
Additional minimum pension liability adjustment	(538)	(126)	(664)

Comprehensive income	$936,258	$(284,185)	$652,073

	2004
	Before Tax	Tax Effect	Net of Tax
Net income	$923,479	$(299,981)	$623,498
Net unrealized holding gains and losses on available-for-sale securities arising during the period	(7,510)	3,293	(4,217)
Less: reclassification adjustments for net securities gains realized in net income	26,620	(10,329)	16,291

Net change in unrealized gains and losses on available-for-sale securities	(34,130)	13,622	(20,508)
Net unrealized holding gains and losses on derivatives arising during the period	8,244	(3,222)	5,022
Less: reclassification adjustments for gains realized in net income	12,944	(4,867)	8,077

Net change in unrealized gains and losses on derivative instruments	(4,700)	1,645	(3,055)
Additional minimum pension liability adjustment	(6,268)	2,357	(3,911)

Comprehensive income	$878,381	$(282,357)	$596,024

	2003
	Before Tax	Tax Effect	Net of Tax
Net income	$891,136	$(265,015)	$626,121
Net unrealized holding gains and losses on available-for-sale securities arising during the period	(129,813)	54,639	(75,174)
Less: reclassification adjustments for net securities gains realized in net income	44,862	(16,868)	27,994

Net change in unrealized gains and losses on available-for-sale securities	(174,675)	71,507	(103,168)
Net unrealized holding gains and losses on derivatives arising during the period	(25,970)	8,504	(17,466)
Less: reclassification adjustments for gains realized in net income	22,491	(8,457)	14,034

Net change in unrealized gains and losses on derivative instruments	(48,461)	16,961	(31,500)
Additional minimum pension liability adjustment	(13,704)	5,153	(8,551)

Comprehensive income	$654,296	$(171,394)	$482,902

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — EARNINGS PER COMMON SHARE

The following table sets forth the computation of earnings per common share and diluted earnings per common share for the years ended December 31:

(Dollars in thousands)	2005	2004	2003
EARNINGS PER COMMON SHARE COMPUTATION:
Numerator:
Net income	$725,705	$623,498	$626,121
Denominator:
Weighted-average common shares outstanding	350,130	352,533	350,237
Shares issuable under deferred compensation arrangements	572	151	-0-

Weighted-average common shares outstanding — basic	350,702	352,684	350,237

Earnings per common share	$2.07	$1.77	$1.79

DILUTED EARNINGS PER COMMON SHARE COMPUTATION:
Numerator:
Net income	$725,705	$623,498	$626,121
Denominator:
Weighted-average common shares outstanding	350,130	352,533	350,237
Shares issuable under deferred compensation arrangements	572	151	-0-
Dilutive effect of stock options and restricted stock	4,852	5,268	4,071

Weighted-average common shares outstanding — diluted	355,554	357,952	354,308

Diluted earnings per common share	$2.04	$1.74	$1.77

The effect from assumed exercise of 918,000, 960,000 and 2.8 million stock options was not included in the above computation of diluted earnings per common share for 2005, 2004 and 2003, respectively, because such amounts would have had an antidilutive effect on earnings per share.

NOTE 15 — LONG-TERM INCENTIVE COMPENSATION PLANS

AmSouth has long-term incentive compensation plans which permit the granting of incentive awards in the form of stock options, restricted stock awards and stock appreciation rights (at December 31, 2005, 2004 and 2003, there were no stock appreciation rights outstanding). Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of AmSouth’s common stock at the date the options are granted. Options granted generally vest between one and three years from the date of the grant, which is determined on the grant date by the Human Resources Committee of the Board of Directors. All of the options granted during 2005, 2004 and 2003 expire ten years from the date of grant. All other options granted generally expire no later than ten years from the date of the grant.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement 123 requires pro forma information regarding net income and earnings per share (refer to Note 1). This pro forma information has been determined as if AmSouth had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31:

	2005	2004	2003
Risk-free rate	3.61%	3.92%	3.81%
Dividend yield	3.95%	3.99%	4.49%
Volatility factor	21.57%	30.88%	31.40%
Expected life	4.2 years	7.0 years	7.0 years
Fair value	$3.60	$5.69	$4.49

The following table summarizes AmSouth’s stock option activity and related information during 2003, 2004 and 2005:

	Number of Options	Range of Exercise Prices	Weighted-Average Exercise Price
Balance at January 1, 2003	26,843,297	$5.14 -32.92	$18.43
Options exercised	(5,161,082)	5.14 - 22.55	15.48
Options forfeited	(1,331,716)	6.23 - 31.21	19.58
Options granted	9,392,150	19.31 - 23.96	20.53

Balance at December 31, 2003	29,742,649	6.34 - 32.92	19.56
Options exercised	(5,052,627)	6.34 - 24.69	17.69
Options forfeited	(1,629,468)	8.12 - 26.32	21.31
Options granted	9,174,000	22.02 - 26.67	24.31

Balance at December 31, 2004	32,234,554	7.75 - 32.92	21.09
Options exercised	(3,763,449)	7.75 - 26.32	19.53
Options forfeited	(1,524,343)	7.75 - 26.71	23.03
Options granted	8,746,150	24.94 - 27.91	25.61

Balance at December 31, 2005	35,692,912	10.80 - 32.92	22.28

Of the options outstanding at December 31, 2005, those options granted since January 1, 2003 had an original vesting period of three years from the date of grant. However, on December 29, 2005, AmSouth’s Board of Directors approved a resolution that caused all unvested, outstanding options to immediately vest. Thus, all options outstanding at December 31, 2005 were exercisable. At December 31, 2005, 2004 and 2003, exercisable options totaled 35,692,912, 16,309,744 and 15,456,677, respectively, and had weighted-average exercise prices per share of $22.28, $19.67 and $18.70, respectively.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the weighted-average remaining life as of December 31, 2005, for options outstanding within the stated exercise price ranges.

	Outstanding and Exercisable
Range of Exercise Prices	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Life
$10.80 - $15.80	498,906	$13.98	1.09 years
16.06 - 19.88	4,935,209	16.90	4.87 years
20.14 - 26.19	28,689,446	23.04	7.55 years
26.26 - 32.92	1,569,351	27.99	5.59 years

AmSouth also has issued common stock as restricted stock awards to key officers, with the restriction that they remain employed with AmSouth for periods of one to three years or longer. The following table summarizes AmSouth’s restricted stock grants and the weighted-average fair values at grant date for the years ended December 31:

	2005	2004	2003
Restricted stock granted	327,437	193,426	102,438
Weighted-average fair value of restricted stock granted during the year	$25.61	$24.89	$20.83

NOTE 16 — PENSION AND OTHER EMPLOYEE BENEFIT PLANS

AmSouth sponsors the Retirement Plan, a noncontributory defined benefit pension plan (the pension plan), covering substantially all regular full-time employees and part-time employees who regularly work one thousand hours or more each year. Benefits are generally based on years of service and the employee’s earnings during the five consecutive calendar years out of the last ten years of employment that produce the highest average. Actuarially determined pension costs are charged to current operations using the projected unit credit method. AmSouth’s funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional allowable amounts as the Company determines to be appropriate.

AmSouth also sponsors a nonqualified Supplemental Executive Retirement Plan (the SERP). The SERP provides benefits that would otherwise be denied to participants under the pension plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain senior executives.

There are two types of retirement benefits in the SERP: a regular benefit and a targeted benefit. The annual average covered compensation for both benefits is based on the highest three consecutive years of base salary, plus bonus, out of the last ten years worked. The amount of the regular SERP retirement benefit is determined by the length of the retiree’s credited service up to 35 years. Participants vest in this benefit after five years of service or attainment of age 55. The regular SERP benefit is available to all eligible SERP participants. The targeted SERP retirement benefit is available only to a select group of senior officers, including executive officers. The targeted SERP benefit provides a percentage of annual average covered compensation based on years of credited service ranging from 40% at 10 years up to a maximum of 65% at 35 years. Costs associated with the SERP are charged to current operations based on actuarial calculations.

In addition to pension benefits, AmSouth provides postretirement medical plans to all current employees who retire between the ages of 55 and 65 with five calendar years of service and provides certain retired and grandfathered retired participants with postretirement healthcare benefits past age 65. Postretirement life insurance is also

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

provided to a grandfathered group of employees and retirees. Costs associated with these postretirement benefit plans are charged to current operations based on actuarial calculations. On December 8, 2003, the President signed the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

The assumptions and measures contained in this note relating to the postretirement benefit plans do not reflect any amount associated with the subsidy because AmSouth amended its postretirement medical plan and, beginning January 1, 2006, AmSouth will not provide any benefits that will qualify for this subsidy.

AmSouth uses a September 30 measurement date for its plans. The following table summarizes the change in benefit obligation, plan assets and the funded status of the pension and other postretirement plans at September 30, 2005 and 2004:

	Retirement Plans		Other Postretirement Benefits
(In thousands)	2005	2004	2005	2004
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of period	$807,717	$712,280	$40,815	$41,922
Service cost	26,801	21,433	1,032	807
Interest cost	46,280	42,057	2,281	2,324
Amendments	-0-	4,922	(14,891)	-0-
Actuarial loss (gain)	43,626	59,683	(6,446)	(592)
Benefits and expenses paid	(33,765)	(32,658)	(3,046)	(3,646)

Benefit obligation at end of period	$890,659	$807,717	$19,745	$40,815

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of period	$784,298	$710,322	$4,346	$4,516
Actual return on plan assets	104,406	80,717	76	55
Employer contributions	690	25,917	-0-	-0-
Benefits and expenses paid	(33,765)	(32,658)	(229)	(225)

Fair value of plan assets at end of period	855,629	784,298	4,193	4,346

Funded status	(35,030)	(23,419)	(15,552)	(36,469)
Unrecognized actuarial loss	288,347	310,330	7,547	15,123
Unamortized prior service cost (credit)	3,913	4,055	(19,416)	(5,396)
Unrecognized net transition obligation	1,155	1,348	304	348

Prepaid (accrued) benefit cost at September 30	$258,385	$292,314	$(27,117)	$(26,394)

Employer contributions from October 1 to December 31	6,007	170	710	759

Prepaid (accrued) benefit cost at December 31	$264,392	$292,484	$(26,407)	$(25,635)

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS:
Prepaid benefit cost	$304,542	$323,005	$-0-	$181
Accrued benefit liability	(66,807)	(57,649)	(26,407)	(25,816)
Intangible asset	6,147	7,156	-0-	-0-
Other comprehensive income	20,510	19,972	-0-	-0-

Net amount recognized	$264,392	$292,484	$(26,407)	$(25,635)

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accumulated benefit obligation for all defined benefit pension plans was $817,698,000 and $747,878,000 as of September 30, 2005 and 2004, respectively.

Information for the SERP, which has an accumulated benefit obligation in excess of plan assets, as of September 30:

	SERP
(In thousands)	2005	2004
Projected benefit obligation	$77,029	$65,277
Accumulated benefit obligation	66,807	57,649
Fair value of plan assets	-0-	-0-

Net periodic benefit cost (credit) includes the following components for the years ended December 31:

	Retirement Plans			Other Postretirement Benefits
(In thousands)	2005	2004	2003	2005	2004	2003
Service cost	$26,801	$21,433	$18,813	$1,032	$807	$854
Interest cost	46,280	42,057	40,118	2,281	2,324	2,513
Expected return on plan assets	(65,853)	(64,793)	(61,346)	(205)	(213)	(239)
Amortization of prior service cost (credit)	142	46	(300)	(871)	(870)	(870)
Amortization of transitional obligation (asset)	193	192	192	44	43	43
Recognized actuarial loss	27,056	16,113	1,633	980	1,030	1,038

Net periodic benefit cost (credit)	$34,619	$15,048	$(890)	$3,261	$3,121	$3,339

Assumptions used to determine benefit obligations at September 30 (the measurement date):

	Retirement Plans		Other Postretirement Benefits
	2005	2004	2005	2004
Weighted-average discount rate	5.75%	5.85%	5.30%	5.85%
Rate of annual compensation increase	5.00	5.00	N/A	N/A

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumptions used to determine net periodic benefit cost (credit) for the years ended December 31:

	Retirement Plans			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Weighted-average discount rate	5.85%	6.00%	6.65%	5.85%	6.00%	6.65%
Weighted-average expected long-term rate of return on plan assets	8.50	8.50	8.75	5.00	5.00	5.50
Weighted-average rate of annual compensation increase	5.00	4.13	4.40	N/A	N/A	N/A

The overall long-term, weighted-average expected rate of return on plan assets for determining net periodic benefit cost (credit) for 2005 was chosen by AmSouth from a range of best estimates based upon the anticipated long-term returns and long-term volatility for asset categories based on the target asset allocation of the plans.

The following table summarizes the estimated benefits to be paid in the following periods:

(In thousands)	Retirement Plans	Other Postretirement Benefits
2006	$34,365	$2,036
2007	36,100	1,922
2008	39,257	1,850
2009	41,356	1,886
2010	44,033	1,921
2011-2015	272,855	9,134

The expected benefits above were estimated based on the same assumptions used to measure AmSouth’s benefit obligation at September 30, 2005, and include benefits attributable to estimated future employee service.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For measurement purposes, the increase in the per capita cost of covered healthcare benefits varies by medical benefit and date of retirement. For the majority of participants, AmSouth’s subsidies for all medical benefits are capped at a level dollar amount. For a grandfathered group of retirees, the rates are graded, starting at 10.00% in 2005 and dropping to an ultimate rate of 5.00% in ten years. Assumed healthcare cost trend rates have an insignificant effect on the costs and the liabilities reported for the healthcare plan.

A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

(In thousands)	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service cost and interest cost components	$20	$(20)
Effect on postretirement benefit obligation	147	(143)

AmSouth’s pension plan weighted-average asset allocations at September 30, by asset category, are as follows:

	2005	2004
ASSET CATEGORY:
Domestic equity securities	49%	50%
International equity securities	17	14
Debt securities	32	32
Other	2	4

	100%	100%

The pension plan is invested in a diversified manner to provide consistent returns. The targeted asset allocation for the pension plan is 65% in equities and 35% in bonds. The equity portion is targeted at 25% large cap domestic stocks, 15% small/mid cap domestic stocks, 15% international stocks, 5% real estate investment trusts and 5% hedge funds. The equity portion of the pension plan is diversified among managers and styles.

The pension plan has a portion of its investments in AmSouth common stock. The number of shares was 1,080,307, representing approximately 3% of plan assets at September 30, 2005 and 2004. The market value of the common stock was $27,289,000 and $26,359,000, respectively, as of September 30, 2005 and 2004. Dividends paid on the AmSouth common stock totaled $1,080,000, $1,026,000 and $983,000 during the plan years ended September 30, 2005, 2004 and 2003, respectively.

At September 30, 2005 and 2004, AmSouth’s other postretirement benefit plans were invested 100% in fixed income securities. The primary objective of this strategy is preservation of principal to meet future insurance policy premiums. The target asset allocations are 90% to 100% fixed income with the remainder in cash.

AmSouth expects to make contributions of approximately $1.0 million to the SERP and approximately $1.5 million to its other postretirement benefit plans in 2006.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OTHER PLANS

The AmSouth Thrift Plan (the thrift plan) is a defined contribution plan that covers substantially all regular full-time employees and part-time employees who regularly work one thousand hours or more each year. The thrift plan utilizes a thrift formula and contains a cash or deferred arrangement under Internal Revenue Code Section 401(k). AmSouth matches pre-tax contributions dollar for dollar on the first 4% of base pay that each employee contributes to the thrift plan. After-tax contributions to the thrift plan are matched at 50 cents for every dollar contributed by an employee through the first 4% of base pay. Employees may make both pre-tax and after-tax contributions, but no matching contributions are made on any employee contributions above 4%, with pre-tax contributions being matched first. Prior to January 1, 2005, company-matching contributions were dollar for dollar matching on the first 6% of base pay contributed to the thrift plan. All company-matching contributions are made in AmSouth common stock and are allocated to the AmSouth common stock investment option. Participants are allowed to transfer company-matching contributions out of the AmSouth common stock investment option to other investment options at any time. The cost of the thrift plan for the years ended December 31, 2005, 2004 and 2003 was $12.9 million, $17.9 million and $16.8 million, respectively. The thrift plan held 7,131,542 and 6,922,325 shares of AmSouth common stock at December 31, 2005 and 2004, respectively. For the years ended December 31, 2005, 2004 and 2003, the thrift plan received $7,006,000, $6,657,000 and $6,251,000, respectively, in dividends on AmSouth common stock.

The AmSouth Bancorporation Employee Stock Purchase Plan (the employee stock purchase plan) allows all employees who work more than 20 hours per week to purchase shares of AmSouth common stock. Under the employee stock purchase plan, an employee may invest up to $2,000 each calendar year in purchases of AmSouth common stock, and AmSouth will contribute a matching 25% toward the purchase. Participants are immediately vested in the company match. Additional purchases of up to $8,000 may be made on an unmatched basis with no administrative or brokerage fees charged. The cost of the employee stock purchase plan for the years ended December 31, 2005, 2004 and 2003 was $825,000, $842,000 and $660,000, respectively. Under the employee stock purchase plan, 171,583, 172,957 and 185,070 shares of AmSouth common stock were purchased during 2005, 2004 and 2003, respectively, with weighted-average fair values of $24.17, $21.26 and $20.47, respectively. Refer to Note 11 for shares reserved for issuance under the employee stock purchase plan.

AmSouth maintains a deferred compensation plan, which was amended and restated as of January 1, 2005. A select group of members of Management and highly compensated employees are eligible to participate. Under the deferred compensation plan, a participant may elect to defer a portion (from 25% to 100%) of his or her annual bonus into a deferred account. The deferral election must specify a payment date, which may not be sooner than the third anniversary of the first day of the plan year to which the deferral relates. Contributions to the deferred compensation plan are deemed to mirror the participants’ thrift plan elections and distributions are made in cash. Prior to January 1, 2005, the cash amount of the bonus being deferred was exchanged for an equivalent number of “deemed” shares of AmSouth common stock based on the fair market value of such stock. That number of shares of AmSouth common stock will be distributed to the participant on the selected payment date. The participant may elect to have all payments distributed in a lump sum or in installments, but must make such election in advance of the deferral. AmSouth also has a deferred compensation plan for directors of AmSouth Bancorporation. Under the directors’ deferred compensation plan, a director may elect to defer all or a portion of his or her retainer fee and all of his or her meeting fees. Amounts deferred are exchanged for an equivalent number of “deemed” shares of AmSouth common stock based on the fair market value of such stock. That number of shares will be distributed to the director on the payment date selected by the director, which may be at retirement, termination of services as a director, or at an age specified by the director. Such elections must be made prior to deferral and are irrevocable. All deferred amounts for both deferred compensation plans are fully vested and are not subject to forfeiture. The shares of AmSouth common stock held by the deferred compensation plans are considered outstanding for purposes of calculating basic and diluted earnings per share.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AmSouth maintains an executive incentive plan and a management incentive plan (the incentive plans), which are designed to align Executive Officer pay, as well as the pay of certain members of Management, with the annual performance of AmSouth and the annual performance of the respective area of responsibility, as applicable. Traditionally, the two factors which have been used to measure AmSouth’s performance for purposes of the incentive plans were growth in earnings per share and return on average equity. The Human Resources Committee of the Board of Directors may also evaluate performance for purposes of the incentive plans by considering one or more factors (e.g., return on average assets, credit quality measures, efficiency ratio, loan growth, deposit growth, or noninterest revenue growth). Payments under the incentive plans are based on a percentage of the employee’s base pay, multiplied by a factor based on the Company’s results or the employee’s performance rating. The Human Resources Committee may use its discretion to adjust payments downward from these amounts. The expense associated with the incentive plans was $18.2 million, $25.9 million and $25.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 17 — OTHER NONINTEREST REVENUES AND OTHER NONINTEREST EXPENSES

The components of other noninterest revenues and other noninterest expenses for the years ended December 31 are as follows:

(In thousands)	2005	2004	2003
OTHER NONINTEREST REVENUES:
Interchange income	$91,450	$77,642	$67,404
Commercial credit fee income	47,497	42,648	45,332
Bank owned life insurance policies	43,272	48,417	52,216
Mortgage income	16,701	21,192	51,181
Net gain on sale of assets	44,007	166,103	-0-
Gains on sales of available-for-sale securities	4,772	26,620	44,862
Other	111,390	75,447	83,771

	$359,089	$458,069	$344,766

OTHER NONINTEREST EXPENSES:
Professional fees	$41,368	$41,732	$32,579
Postage and supplies	40,241	45,191	47,050
Marketing	35,246	38,392	36,504
Communications	24,338	24,151	28,218
Settlement agreements and related professional fees	-0-	53,972	-0-
FHLB prepayment cost	-0-	129,648	-0-
Other	172,584	177,214	172,201

	$313,777	$510,300	$316,552

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — INCOME TAXES

The provisions for income taxes charged to earnings are summarized for the years ended December 31 as follows:

(In thousands)	2005	2004	2003
CURRENT TAX EXPENSE:
Federal	$168,609	$94,028	$18,855
State	8,328	2,951	2,406

	176,937	96,979	21,261

DEFERRED TAX EXPENSE:
Federal	125,826	172,691	216,467
State	26,113	30,311	27,287

	151,939	203,002	243,754

	$328,876	$299,981	$265,015

The differences between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31 are as follows:

(In thousands)	2005	2004	2003
Tax at statutory federal income tax rate	$369,103	$323,218	$311,897
State and local income taxes, net of federal benefits	22,387	21,620	19,300
Tax exempt interest	(8,678)	(8,302)	(8,317)
Bank owned life insurance income	(18,367)	(20,184)	(21,552)
Penalty	-0-	17,500	-0-
Lease residual option benefit	(13,627)	(14,058)	(15,005)
Tax credits	(17,983)	(14,566)	(8,254)
Other	(3,959)	(5,247)	(13,054)

	$328,876	$299,981	$265,015

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The significant temporary differences that created deferred tax assets and liabilities at December 31 are as follows:

(In thousands)	2005	2004
DEFERRED TAX ASSETS:
Loan loss reserves	$140,583	$140,225
Mortgage servicing rights	-0-	14,459
State net operating loss carryforwards	15,695	18,785
Statement 115 equity adjustment	58,020	13,324
Statement 133 equity adjustment	13,612	13,488
Other	35,102	27,874

	263,012	228,155

DEFERRED TAX LIABILITIES:
Leasing activities	(1,369,356)	(1,237,824)
Depreciation	(28,761)	(9,355)
Employee benefits	(55,786)	(67,212)
Other	(33,269)	(32,025)

	(1,487,172)	(1,346,416)

Net deferred tax liability	$(1,224,160)	$(1,118,261)

AmSouth has a deferred state tax asset of $15.7 million resulting from net operating loss carryforwards. These carryforwards expire between 2006 and 2024. There was no valuation allowance recorded in 2005 because it is more likely than not that all deferred tax assets will be realized.

AmSouth’s federal and state income tax returns are subject to review and examination by government authorities. In the normal course of these examinations, AmSouth is subject to challenges from federal and state authorities regarding amounts of taxes due. These challenges may alter the timing or amount of taxable income or deductions, or the allocation of income among tax jurisdictions. AmSouth is currently under examination by a number of states in which it does business. AmSouth is also under examination by the Internal Revenue Service (IRS) for the years ended December 31, 2000 through December 31, 2002. AmSouth is currently at IRS Appeals on the issues raised in the IRS examination for the years ended December 31, 1998, September 30, 1999 and December 31, 1999 related to leveraged lease transactions.

AmSouth has certain leasing transactions that are accounted for as leveraged leases under the guidance of Statement of Financial Accounting Standards No. 13, “Accounting for Leases” (Statement 13). Under Statement 13, the net investment recorded for leveraged leases on the consolidated balance sheet represents the present value of the net cash flows from the leases, including tax-related cash flows. Total income is recognized proportionately over the term of a leveraged lease in each year in which the net investment in the lease is positive. In connection with the IRS examination previously mentioned, the IRS issued Notices of Proposed Adjustments with respect to AmSouth’s tax treatment of certain leveraged lease transactions that were entered into during the years under examination. Management believes that AmSouth’s treatment of these leveraged lease transactions was in compliance with existing tax case law, applicable statutes and regulations in effect at the time these transactions were entered into and intends to vigorously defend its position.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If AmSouth were to settle with the IRS on these Notices of Proposed Adjustments, such a settlement would not have a material impact to the consolidated financial statements based upon accounting guidance currently in effect. Under Statement 13, any changes in estimates or assumptions that do not affect total net income for a lease do not affect the timing of income recognition. However, the FASB has recently issued two proposals that, if adopted as currently drafted, would change current accounting guidance.

On July 14, 2005, the FASB issued an Exposure Draft of a proposed Interpretation, “Accounting for Uncertain Tax Positions — an interpretation of FASB Statement No. 109” (the “Interpretation”), proposing guidance on the recognition and measurement of certain positions taken in tax return filings as well as the related accrual of interest and penalties and classification of liabilities resulting from these positions. On January 11, 2006, the FASB met to resume deliberations of the pending Interpretation. The FASB is expected to release its final Interpretation in March or April of 2006. The new proposed effective date is expected to apply to the first fiscal year beginning after December 2006.

Also on July 14, 2005, the FASB issued an Exposure Draft of a proposed Staff Position, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease.” This Exposure Draft specifies that a change or projected change in the timing of cash flows related to a leveraged lease transaction will result in a recalculation of the lease model and of the timing and/or amount of income recognized by a lessor for that lease by period. These changes include changes in cash flows related to the timing of deductions and assessments of additional taxes, interest, and/or penalties as a result of an actual or expected settlement with the IRS. Such changes in the expected timing of cash flows resulting from changes in the timing of tax deductions do not result in a reduction of the total net income recognized over the life of the lease. Thus, any current reductions to income previously recognized from the lease would be recognized in future periods. However, a reduction in the total income earned over the life of the lease does result if there are interest changes and/or penalties related to tax expense. On January 18, 2006, the FASB met to discuss several issues raised during the comment letter process. During the meeting, the FASB decided the following: 1) an entity should apply the same policy for recognition of tax benefits in a leveraged lease as it uses for uncertain tax positions; 2) an entity will not be required to reassess leveraged lease accounting; 3) an entity must update all assumptions when recalculating a leveraged lease; and 4) an entity should not include interest and/or penalties in the recalculation of a leveraged lease.

The FASB is still in deliberations on these proposals and the provisions and effective dates may be subject to change. AmSouth is currently reviewing the potential impact of their adoption, and adoption under the guidance as currently proposed is expected to have a material impact to the consolidated financial statements at the effective date of adoption. Both proposals would require that any impact to the consolidated financial statements upon adoption would be recognized as a cumulative effect of a change in accounting principle.

As a result of the resolution of certain other tax matters, AmSouth reduced its tax accrual by $3,000,000, $2,382,000 and $11,725,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — DERIVATIVE FINANCIAL AGREEMENTS

AmSouth uses derivative financial instruments to enable it to manage its exposure to changes in interest rates. AmSouth also enters into similar instruments to help customers manage their exposure to interest rate and foreign currency fluctuations and to finance international activities.

Interest rate swaps are agreements to exchange interest payments computed on notional amounts. Swaps subject AmSouth to market risk associated with changes in interest rates, as well as the credit risk that another party will fail to perform.

Forward contracts provide AmSouth and its customers a means of managing the risks of changing interest rates and foreign exchange rates. These contracts represent commitments either to purchase or sell securities, loans, other money market instruments or foreign currency at a future date and at a specified price. AmSouth is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the credit risk that another party will fail to perform. The gross contract amount of forward contracts represents the extent of AmSouth’s involvement. However, those amounts significantly exceed the future cash requirements, as AmSouth intends to close out open trading positions prior to settlement and thus is subject only to the change in value of the instruments. The gross amount of forward contracts represents AmSouth’s maximum exposure to credit risk.

Market risk resulting from a position in a particular derivative financial instrument may be offset by other balance sheet transactions. AmSouth monitors overall sensitivity to interest rate changes by analyzing the net effect of potential changes in interest rates on the market value of both derivative and other financial instruments and the related future cash flow streams. Certain derivative contracts also present credit risk because the counterparty may not meet the terms of the contract. Credit risk, which excludes the effects of any collateral or netting arrangements, is measured as the cost to replace, at current market rates, contracts in a profitable position. The amount of this exposure is represented by the gross unrealized gains on derivative and foreign exchange contracts. To mitigate credit risk, AmSouth deals exclusively with counterparties that have high credit ratings. AmSouth also manages the credit risk of counterparty defaults in these transactions by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, and by monitoring the size and maturity structure of the derivative portfolio. AmSouth requires collateralization by a counterparty on credit exposure above a specified credit limit. AmSouth also manages its exposure to credit risk by entering into master netting arrangements with interest rate swap and foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. AmSouth has not experienced any material credit losses associated with derivative or foreign exchange contracts.

As part of managing interest rate risk, AmSouth uses derivative instruments to mitigate the risk of interest rate movements affecting the value of certain assets and liabilities or future cash flows. The nature and volume of derivative instruments used by AmSouth to manage interest rate risk related to loans, deposits, short-term debt, and long-term debt depend on the level and type of these on-balance-sheet items and AmSouth’s risk management strategies given the current and anticipated interest rate environment. Note 1 to the Consolidated Financial Statements includes a summary of how derivative instruments used for interest rate risk management are accounted for in the consolidated financial statements.

HEDGING STRATEGIES

AmSouth has entered into interest rate swap agreements for interest rate risk management purposes. The following table presents the notional amount, fair value, pay structure, year-to-date ineffectiveness and weighted-average maturity related to the applicable type of hedge. There were no components of derivative instruments which were excluded from the assessment of hedge ineffectiveness during 2005, 2004 or 2003. AmSouth’s credit exposure related to interest rate swaps used for interest rate risk management purposes was $36.4 million and $43.3 million at December 31, 2005 and 2004, respectively. This amount represents the mark-to-market on derivative instruments that are in an asset position.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005
(Dollars in thousands)	Notional Amount	Fair Value	Pay Structure	Ineffectiveness Income/ (Expense)	Weighted- Average Maturity
FAIR VALUE HEDGES:
Interest rate swaps hedging time deposits	$33,000	$(287)	Variable	$-0-	0.50	yrs
Interest rate swaps hedging long-term debt	850,000	(9,586)	Variable	-0-	5.35

	$883,000	$(9,873)		$-0-

CASH FLOW HEDGES:
Interest rate swaps hedging loans	$1,300,000	$(61,431)	Variable	$(4)	2.44
Interest rate swaps hedging long-term bank notes	350,000	4,764	Fixed	9	1.60
Interest rate swaps hedging federal funds purchased	1,200,000	20,094	Fixed	(3)	1.67

	$2,850,000	$(36,573)		$2

	2004
	Notional Amount	Fair Value	Pay Structure	Ineffectiveness Income/ (Expense)	Weighted- Average Maturity
FAIR VALUE HEDGES:
Interest rate swaps hedging time deposits	$33,000	$(196)	Variable	$-0-	1.50	yrs
Interest rate swaps hedging long-term debt	900,000	20,228	Variable	33	6.04

	$933,000	$20,032		$33

CASH FLOW HEDGES:
Interest rate swaps hedging loans	$1,300,000	$(41,697)	Variable	$17	3.45
Interest rate swaps hedging long-term bank notes	200,000	1,222	Fixed	7	2.75
Interest rate swaps hedging federal funds purchased	1,000,000	9,798	Fixed	(7)	2.12
Forward-starting interest rate swaps hedging the forecasted issuance of long-term debt	450,000	(5,575)	Fixed	-0-	10.17

	$2,950,000	$(36,252)		$17

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2003, AmSouth recognized $644,000 and $27,000 in expense related to the ineffective portion of its fair value hedges and cash flow hedges, respectively. The $1.2 billion of interest rate swap agreements hedging the anticipated reissuance of federal funds purchased at December 31, 2005, referenced in the preceding table, effectively convert a portion of federal funds purchased to a fixed rate. Approximately $50 million expires in 2006 and $1.15 billion expires in 2007.

At December 31, 2005, all designated hedges qualified for hedge accounting. At December 31, 2004, AmSouth had $100 million in notional value of swaps that no longer qualified for hedge accounting, which matured in 2005 and had previously been designated as fair value hedges of long-term debt. During 2004, these hedging relationships were determined to no longer be highly effective, and AmSouth ceased hedge accounting on these swaps. During 2005, AmSouth terminated $450 million of forward-starting swaps that had been designated as hedging the future issuance of subordinated debt. During 2004, AmSouth terminated $600 million of swaps that had been designated as hedging long-term floating-rate bank notes. The amounts related to the effective portion of these hedging relationships will be amortized into net interest income over the remaining life of the hedged item. Ineffectiveness for both fair value and cash flow hedges is reported in other noninterest revenue.

AmSouth designates forward contracts to hedge the fair value of specific pools of mortgage loans held for sale against changes in interest rates. In addition to the forward contracts treated as hedges, AmSouth’s derivative portfolio also included forward contracts entered into to offset the impact of changes in interest rates on AmSouth’s mortgage pipeline designated for future sale, also referred to as interest rate lock commitments. At December 31, 2005 and 2004, AmSouth had $236.2 million and $112.9 million, respectively, in open forward contracts. AmSouth’s mortgage banking interest rate lock commitments are also derivatives. Accordingly, the change in the fair value of the forward contracts entered into to hedge the mortgage pipeline, while not qualifying as hedges, is somewhat offset by changes in the fair value of the mortgage pipeline. The mark-to-market of the forward contracts, the interest rate lock commitments and mortgage loans held for sale, as well as the impact of hedge ineffectiveness, was not material to AmSouth in 2005, 2004 or 2003. See Note 1 to the Consolidated Financial Statements for an additional discussion of AmSouth’s accounting policy associated with these contracts.

During 2006, AmSouth expects to reclassify out of other comprehensive income and into earnings approximately $7.5 million in expense due to the receipt of variable interest on its hedged variable-rate loans and the payment of interest on its long-term bank notes, federal funds purchased and other long-term debt.

CUSTOMER DERIVATIVES

In addition to using derivative contracts as an interest rate risk management tool, AmSouth also enters into various derivative instruments to help its commercial customers manage their exposure to interest rate and foreign currency fluctuations. To mitigate the interest rate risk associated with these customer contracts, AmSouth enters into offsetting derivative contract positions. AmSouth manages its credit risk or potential risk of default by its commercial customers through credit limit approval and monitoring procedures. Both the derivative contracts entered into with its customers and the offsetting derivative positions are recorded at their estimated fair value. Market value changes on these derivative instruments are recognized in noninterest revenue in the period of change. At December 31, 2005, AmSouth had $23.4 million recorded in other assets and $23.3 million recorded in other liabilities associated with $4.9 billion notional amount of open interest rate contracts. At December 31, 2004, AmSouth had $50.3 million recorded in other assets and $50.0 million recorded in other liabilities associated with $4.5 billion notional amount of open interest rate contracts. At December 31, 2005, AmSouth also had $500,000 in recorded asset balances and $455,000 in recorded liability balances associated with $69 million notional amount of open foreign exchange contracts. At December 31, 2004, AmSouth had $166,000 in recorded asset balances and $116,000 in recorded liability balances associated with $32 million in notional amount of open foreign exchange contracts. The asset balances, or unrealized gains, represent AmSouth’s credit exposure related to these interest rate and foreign exchange contracts.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — TRANSFERS AND SERVICING OF FINANCIAL ASSETS

During 2005, 2004 and 2003, AmSouth sold commercial loans to third-party, multi-issuer conduits. No gains or losses were recognized on commercial loans sold to third-party conduits nor was any retained interest recorded, due to the relatively short life of the commercial loans sold into the conduits (average life less than 90 days). In years prior to 2002, AmSouth also sold residential mortgage loans and dealer loans to third-party, multi-issuer conduits and sold dealer loans and residential mortgage loans in securitization transactions in which AmSouth retained servicing responsibilities. In addition, AmSouth has previously retained an interest in excess interest spreads and, in some cases, subordinated interests. Refer to Note 23 for further discussion regarding commitments related to conduits.

The following table summarizes amounts recognized in the consolidated financial statements related to guaranteed mortgage loan securitization transactions to federal agencies for the years ended December 31:

(In thousands)	2005	2004(a)	2003
Principal sold	$1,003,746	$1,228,132	$1,775,834
Net gains	6,157	10,732	28,341
Servicing retained	-0-	1,015	-0-

(a)	During 2003, AmSouth sold $65,888,000 in residential mortgages, where AmSouth retained the servicing associated with these mortgages and received $66,941,000 in cash. Due to recourse provisions of the sale, the transaction was accounted for as a secured borrowing in 2003. The recourse provision lapsed in 2004, at which time AmSouth recorded a gain of $1,138,000 and a servicing asset of $544,000 associated with the transaction.

The following table summarizes the key assumptions used in the calculation of retained servicing and the gain or loss on the guaranteed mortgage loan securitization transactions to federal agencies during the years ended December 31:

	2005	2004	2003
VALUATION ASSUMPTIONS AT THE TIME OF THE TRANSACTIONS:
Discount rate	10.50%	9.50%	9.50%
Prepayment rate	252 PSA	298 PSA	314 PSA
Weighted-average life (years)	7.47	6.39	5.95
Expected credit losses	0.35%	0.35%	0.35%

Proceeds from sales in connection with guaranteed mortgage loan securitizations during 2005, 2004 and 2003 were $1.0 billion, $1.2 billion and $1.8 billion, respectively. All cash flows from servicing fees and retained interests in connection with guaranteed mortgage loan securitizations and third-party conduits during 2005, 2004 and 2003 represented an immaterial amount. Capitalized mortgage servicing rights and other retained interests were insignificant at December 31, 2005, 2004 and 2003.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents managed loan information for those loan categories in which there have been loan sales or securitizations where AmSouth had a continuing retained interest at December 31, 2005. This information includes the total principal amount outstanding, the portion that has been derecognized and the portion that continues to be recognized in the consolidated balance sheets as of December 31, 2005, along with quantitative information about delinquencies and net credit losses. In addition to the sales of loans discussed previously, the following table also includes mortgage loans which were securitized through real estate mortgage investment conduits (REMICs) in 1998:

(Dollars in millions)	Residential First Mortgages	Equity Loans and Lines	Commercial Loans
Outstanding as of December 31, 2005:
Loans held in portfolio	$6,016.2	$7,859.1	$11,244.7
Loans securitized/sold	452.0	-0-	478.0
REMIC (bond portfolio)	27.6	20.1	-0-

Total managed loans	$6,495.8	$7,879.2	$11,722.7

Total delinquencies as of December 31, 2005	$195.3	$85.3	$128.0
Delinquencies as a percent of ending managed loans	3.01%	1.08%	1.09%
Net credit losses during 2005	$2.6	$13.4	$51.5
Net credit losses as a percent of ending managed loans	0.04%	0.17%	0.44%

NOTE 21 — FAIR VALUE OF FINANCIAL INSTRUMENTS

For purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities is assumed to be the same as the recorded book value. These instruments include the consolidated balance sheet lines captioned cash and due from banks, other interest-earning assets, federal funds purchased and securities sold under agreements to repurchase, and other borrowed funds.

The carrying amount and estimated fair value of other financial instruments at December 31 are summarized as follows:

	2005		2004
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
FINANCIAL ASSETS:
Net loans, excluding leases	$33,526,953	$34,977,500	$30,622,263	$31,682,908
Derivative asset positions	26,522	26,522	61,968	61,968

FINANCIAL LIABILITIES:
Deposits	36,348,382	36,265,226	34,232,779	34,223,048
Long-term FHLB advances	1,958,730	2,024,631	4,371,745	4,516,272
Other long-term debt	4,025,941	4,049,539	2,899,773	2,893,636
Derivative liability positions	74,331	74,331	75,635	75,635

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value estimates are made at a specific point in time and are based on relevant market information that is continuously changing. Because no quoted market prices exist for a significant portion of AmSouth’s financial instruments, fair values for such instruments are based on Management’s assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience and other factors. These estimates are subjective in nature, involving uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

Fair value estimates include certain financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, AmSouth has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument and, therefore, its value has not been incorporated into the fair value estimates. Other significant businesses or assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. As a result, the fair value disclosures should not be considered an indication of the fair value of the Company taken as a whole.

The following methods and assumptions were used by AmSouth in estimating the fair value of financial instruments:

Loans — The fair value of the loan portfolio, net of leases, was estimated using discounted cash flow calculations, incorporating assumptions relating to repricing rates and prepayment speeds, where applicable.

Securities and Loans Held for Sale — Fair values for securities and loans held for sale are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued. Available-for-sale securities, trading securities and loans held for sale are carried at their estimated fair value. See Note 3 for estimated fair market value information related to held-to-maturity securities.

Derivative Instruments — The fair value of derivatives utilized by AmSouth for interest rate risk management purposes is obtained from AmSouth’s in-house pricing system and compared to dealer quotes for reasonableness. These values represent the estimated amount the Company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties. The fair value of derivative contracts entered into for the benefit of corporate customers is based on counterparty quotes.

Deposits — The fair values of indeterminate-maturity deposits, which include noninterest-bearing demand, interest-bearing demand, savings and money market, and foreign deposits, are the amounts payable on demand (i.e., the carrying amounts). The fair value for time deposits is estimated using a discounted cash flow calculation, incorporating repricing rates where applicable.

Long-term Borrowings — The fair values of long-term borrowings are estimated using discounted cash flow calculations.

Unused Commitments to Extend Credit and Standby and Commercial Letters of Credit — The estimated fair value of unused commitments to extend credit and standby and commercial letters of credit is approximated by the fees currently charged to enter into similar arrangements, considering the remaining terms of the agreements and any change in the credit quality of the counterparties since the agreements were entered into. Thus, fair value approximates carrying value. This estimate of fair value does not take into account the significant value of the customer relationships, as AmSouth does not believe that it would be practicable to estimate a representational fair value for these relationships. See Note 23 for further discussion of commitments to extend credit and standby and commercial letters of credit.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — BUSINESS SEGMENT INFORMATION

AmSouth has three reportable segments: Consumer Banking, Commercial Banking and Wealth Management. Each of these units provides unique products and services to a variety of customer groups and has its own management team. Consumer Banking delivers a full range of financial services to individuals and small businesses, including loan products such as residential mortgages, equity lending, credit cards, and loans for automobile and other personal financing needs, and various products designed to meet the credit needs of small businesses. Consumer Banking also offers various deposit products that meet customers’ savings and transaction needs. Commercial Banking meets the requirements of corporate and middle market customers with a comprehensive array of credit, treasury management, international and capital markets services. Included among these are several specialty services such as real estate finance, asset-based lending and commercial leasing. Wealth Management is comprised of trust, institutional, retirement, Private Client Services (PCS) and broker-dealer services. This area includes traditional trust services as well as a substantial selection of investment management services. Wealth Management also includes commercial and consumer loan and deposit products associated with PCS customers.

Treasury & Other includes balance sheet management activities that include the investment portfolio, non-deposit funding and the impact of derivatives used in asset/liability management. Income from bank owned life insurance policies, gains and losses related to the ineffective portion of derivative hedging instruments, net gains and losses on sales of fixed assets and other assets, taxable-equivalent adjustments associated with lease residual option benefits, the amortization of deposit intangibles, and corporate expenses such as corporate overhead are included in Treasury & Other. Also included in Treasury & Other is the gain on the sale of AmSouth’s mutual fund management unit in 2005, as well as expenses related to the settlement agreements and related professional fees, gains related to the sale of the credit card portfolio, and expenses related to the prepayment of FHLB advances during 2004. In addition, Treasury & Other includes the reversal of revenues and expenses associated with PCS customers’ loan and deposit balances to eliminate any double counting which occurs as a result of including these revenues and expenses in the Wealth Management segment as well as in either the Commercial or Consumer segments.

AmSouth evaluates performance and allocates resources based on profit or loss from operations. The accounting policies of the reportable segments are the same as those described in Note 1, except that AmSouth uses matched maturity transfer pricing to fairly and consistently assign funds costs to assets and earnings credits to liabilities with a corresponding offset in Treasury & Other. AmSouth allocates noninterest expenses to match revenues based on various activity statistics. AmSouth is disclosing net interest income in lieu of interest income. Performance is assessed primarily on net interest income by the chief operating decision makers. Excluding the internal funding and the impact of recording PCS customer revenues and expenses in Wealth Management, AmSouth does not have intracompany revenues or expenses. The provision for loan and lease losses for each segment reflects the net charge-offs in each segment. The difference between net charge-offs and the provision is included in Treasury & Other. Additionally, segment income tax expense is calculated using the marginal tax rate. The difference between the marginal and effective tax rate is included in Treasury & Other. Management reviews average assets, loans and deposits by segment.

AmSouth operates primarily in the United States; accordingly, geographic distribution of revenue and long-lived assets in other countries is not significant. Revenues from no individual customer exceeded 10% of consolidated total revenues. AmSouth’s segments are not necessarily comparable with similar information for any other financial institution.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table details AmSouth’s business segment results for the years ended December 31:

(In thousands)	Consumer Banking	Commercial Banking	Wealth Management	Treasury & Other	Total
2005
Net interest income before internal funding	$804,028	$600,394	$185,965	$(65,113)	$1,525,274
Internal funding	296,743	(156,592)	5,500	(145,651)	-0-

Net interest income (expense)	1,100,771	443,802	191,465	(210,764)	1,525,274
Noninterest revenues	482,151	137,654	194,157	101,218	915,180

Total revenues	1,582,922	581,456	385,622	(109,546)	2,440,454
Provision for loan and lease losses	50,539	30,875	1,771	10,765	93,950
Noninterest expenses	766,932	194,207	211,825	118,959	1,291,923

Income (loss) before income taxes	765,451	356,374	172,026	(239,270)	1,054,581
Income taxes (benefits)	287,809	133,997	64,682	(157,612)	328,876

Segment net income (loss)	$477,642	$222,377	$107,344	$(81,658)	$725,705

Revenues from external customers	$1,286,179	$738,048	$169,582	$246,645	$2,440,454
Ending assets	22,827,752	15,607,084	6,411,113	7,761,161	52,607,110
Average assets	22,290,516	14,311,266	5,995,106	8,143,169	50,740,057
Average loans	20,594,022	13,238,465	5,943,586	(5,939,077)	33,836,996
Average deposits	25,253,160	8,580,154	4,211,779	(2,765,522)	35,279,571

2004
Net interest income before internal funding	$809,092	$471,637	$164,285	$31,011	$1,476,025
Internal funding	313,384	(44,236)	(1,225)	(267,923)	-0-

Net interest income (expense)	1,122,476	427,401	163,060	(236,912)	1,476,025
Noninterest revenues	474,596	139,192	201,412	216,942	1,032,142

Total revenues	1,597,072	566,593	364,472	(19,970)	2,508,167
Provision for loan and lease losses	90,863	15,257	1,427	20,203	127,750
Noninterest expenses	770,272	189,006	212,414	285,246	1,456,938

Income (loss) before income taxes	735,937	362,330	150,631	(325,419)	923,479
Income taxes (benefits)	276,712	136,236	56,637	(169,604)	299,981

Segment net income (loss)	$459,225	$226,094	$93,994	$(155,815)	$623,498

Revenues from external customers	$1,283,688	$610,829	$188,962	$424,688	$2,508,167
Ending assets	21,598,852	13,376,810	4,671,364	9,901,345	49,548,371
Average assets	21,194,037	12,520,354	4,885,019	9,411,215	48,010,625
Average loans	19,739,572	11,494,932	4,857,569	(4,850,086)	31,241,987
Average deposits	23,010,869	7,430,051	3,628,396	(2,054,340)	32,014,976

2003
Net interest income before internal funding	$791,932	$458,809	$146,510	$17,384	$1,414,635
Internal funding	320,545	(60,493)	(17,988)	(242,064)	-0-

Net interest income (expense)	1,112,477	398,316	128,522	(224,680)	1,414,635
Noninterest revenues	448,654	126,241	177,728	103,155	855,778

Total revenues	1,561,131	524,557	306,250	(121,525)	2,270,413
Provision for loan and lease losses	138,890	26,092	1,064	7,654	173,700
Noninterest expenses	736,386	179,713	201,650	87,828	1,205,577

Income (loss) before income taxes	685,855	318,752	103,536	(217,007)	891,136
Income taxes (benefits)	257,881	119,851	38,930	(151,647)	265,015

Segment net income (loss)	$427,974	$198,901	$64,606	$(65,360)	$626,121

Revenues from external customers	$1,240,586	$585,050	$167,761	$277,016	$2,270,413
Ending assets	19,938,960	11,414,444	3,949,228	10,312,884	45,615,516
Average assets	19,381,919	11,245,087	3,608,971	8,494,539	42,730,516
Average loans	18,129,878	10,366,385	3,576,554	(3,561,658)	28,511,159
Average deposits	22,480,766	5,350,696	3,023,035	(2,271,881)	28,582,616

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 — COMMITMENTS, CONTINGENCIES AND GUARANTEES

AmSouth issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. The credit risk associated with these instruments is essentially the same as that involved in extending loans to customers and is subject to AmSouth’s credit policies. Collateral is obtained based on Management’s assessment of the customer. Credit risk associated with these instruments is represented by the contractual amounts indicated in the following table:

	December 31
(In thousands)	2005	2004
Unused commitments to extend credit	$21,761,490	$19,284,111
Standby letters of credit	3,209,144	3,301,812
Commercial letters of credit	48,891	52,457

UNUSED COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee, which is recognized ratably over the life of the commitment. At December 31, 2005, AmSouth had outstanding commitments to extend credit with maturities ranging from less than one year to thirty years. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of AmSouth but does represent the maximum potential amount of future payments that could be required to be made and the maximum credit risk.

STANDBY LETTERS OF CREDIT

AmSouth, as part of its ongoing business operations, issues financial guarantees in the form of financial and performance standby letters of credit. Standby letters of credit are contingent commitments issued by AmSouth generally to guarantee the performance of a customer to a third party, for which AmSouth receives a fee. A financial standby letter of credit is a commitment by AmSouth to guarantee a customer’s repayment of an outstanding loan or debt instrument. In a performance standby letter of credit, AmSouth guarantees a customer’s performance under a contractual nonfinancial obligation. AmSouth has recourse against the customer for any amount required to be paid to a third party under a standby letter of credit.

Revenues are recognized ratably over the life of the standby letter of credit. At December 31, 2005, AmSouth had standby letters of credit outstanding with maturities ranging from less than one year to ten years. The contractual amount of standby letters of credit represents the maximum potential amount of future payments AmSouth could be required to make and represents AmSouth’s maximum credit risk. At December 31, 2005 and 2004, AmSouth had $40.1 million and $44.0 million, respectively, of liabilities associated with standby letters of credit agreements. AmSouth holds collateral to support standby letters of credit when deemed necessary. The fair value of cash collateral held at December 31, 2005 and 2004 was $56.3 and $63.2 million, respectively.

COMMERCIAL LETTERS OF CREDIT

Commercial letters of credit are issued to facilitate foreign or domestic trade transactions, for which AmSouth receives a fee under the terms of a commercial letter of credit. As a general rule, drafts will be drawn when the goods underlying the transaction are in transit. Revenues are recognized at the time payments under the commercial letters of credit are made. At December 31, 2005, AmSouth had commercial letters of credit outstanding with maturities ranging from less than one year to five years. The conditions requiring AmSouth to fund letters of credit will likely occur. The contractual amount of commercial letters of credit represents the maximum potential amount of future payments AmSouth could be required to make and represents AmSouth’s maximum credit risk.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDUIT TRANSACTIONS

AmSouth provides credit enhancements associated with its conduit securitizations by providing standby letters of credit, for which liabilities of $2,347,000 and $2,792,000 were recorded at December 31, 2005 and 2004, respectively. At December 31, 2005 and 2004, AmSouth had $72.6 million and $79.0 million, respectively, of letters of credit supporting its conduit transactions. AmSouth also provides liquidity lines of credit related to its conduit securitizations to support the issuance of commercial paper under 364-day commitments. These liquidity lines can be drawn upon in the unlikely event of a commercial paper market disruption or other factors, such as credit rating downgrades of one of the asset-backed commercial paper issuers or AmSouth (as the provider of the credit support), which could prevent the asset-backed commercial paper issuers from being able to issue commercial paper. At December 31, 2005 and 2004, AmSouth had liquidity lines of credit supporting these transactions of $930 million and $1.2 billion, respectively. See further disclosure regarding conduits in Note 20.

MARGIN GUARANTEES

AmSouth Investment Services, Inc. (AIS), a subsidiary of AmSouth, guarantees the margin account balances issued by its brokerage clearing agent on behalf of its customers. If a customer defaults on the margin account, AIS has guaranteed to the brokerage clearing agent to buy in the account so as to bring the account into compliance with applicable margin or maintenance requirements. The margin account balance as of December 31, 2005 and 2004 was $31.2 million and $32.3 million, respectively. The total potential margin guarantee for AIS was $299.3 million and $301.5 million as of December 31, 2005 and 2004, respectively, which is equal to 70% of customers’ account balances. In the event a customer defaults, AmSouth would have recourse against the customer. AmSouth has no liability recorded on its balance sheets related to this agreement.

OTHER COMMITMENTS AND CONTINGENCIES

Operating Leases — AmSouth and its subsidiaries lease land, premises and equipment under cancelable and non-cancelable leases, some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

The total rental expense on operating leases for the years ended December 31, 2005, 2004 and 2003 was $66,826,000,

$65,782,000 and $63,186,000, respectively. Rental income received related to bank premises for 2005, 2004 and 2003 was $5,726,000, $6,050,000 and $8,370,000, respectively. There were no material contingent rental expenses for 2005, 2004 or 2003.

Future minimum payments, in thousands, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2005:

2006	$39,826
2007	37,408
2008	34,840
2009	34,233
2010	26,732
Thereafter	196,412

$369,451

Legal — Various legal proceedings are pending against AmSouth and its subsidiaries. Some of these proceedings, including class actions, seek relief or allege damages that are substantial. The actions arise in the ordinary course of AmSouth’s business and include actions relating to its imposition of certain fees, lending, collections, loan servicing, deposit taking, investment, trust, and other activities. It may take a number of years to finally resolve some of these actions because of their complexity as well as other reasons. Additionally, AmSouth and its subsidiaries, which are regulated by multiple federal and state authorities, are the subject of regularly scheduled and special examinations, reviews, investigations and enforcement actions or proceedings. AmSouth may occasionally have disagreements with regulatory authorities and law enforcement agencies resulting from these examinations, reviews, investigations and enforcement actions. Enforcement and compliance-related activity by government agencies has substantially increased. Although it is not possible to determine with certainty AmSouth’s potential exposure from these proceedings, which may take a number of years to fully and finally resolve due to their complexity, based upon legal counsel’s opinion, Management considers that any liability resulting from the proceedings would not have a material impact on the financial condition or results of operations of AmSouth.

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 — CONDENSED PARENT COMPANY INFORMATION

BALANCE SHEETS

	December 31
(In thousands)	2005	2004
ASSETS
Investment in subsidiaries	$3,970,041	$3,749,199
Investment in Eurodollars	206,666	419,143
Available-for-sale securities	7,593	9,339
Other assets	28,314	35,583

	$4,212,614	$4,213,264

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$-0-	$1,597
Subordinated debt	324,859	374,747
Other borrowed funds	128,984	130,388
Accrued expenses and other liabilities	124,194	137,691

Total liabilities	578,037	644,423
Shareholders’ equity	3,634,577	3,568,841

	$4,212,614	$4,213,264

STATEMENTS OF EARNINGS

	Years Ended December 31
(In thousands)	2005	2004	2003
INCOME
Dividends from bank subsidiary	$450,000	$444,000	$629,000
Interest and other	6,424	6,967	1,420

	456,424	450,967	630,420

EXPENSES
Interest	23,619	23,512	31,277
Other	7,896	6,081	2,970

	31,515	29,593	34,247
Income before income taxes and equity in undistributed earnings of subsidiaries	424,909	421,374	596,173
Income tax credit	12,721	10,829	12,339

Income before equity in earnings of subsidiaries	437,630	432,203	608,512
Equity in undistributed subsidiaries’ annual earnings	288,075	191,295	17,609

Net Income	$725,705	$623,498	$626,121

AmSouth Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS

	Years Ended December 31
(In thousands)	2005	2004	2003
OPERATING ACTIVITIES
Net income	$725,705	$623,498	$626,121
Adjustments to reconcile net income to net cash provided by operating activities:
Net (gains) losses on available-for-sale securities	(947)	(4,098)	160
Other amortization and depreciation	325	443	609
Net decrease (increase) in other assets	5,334	(20,179)	(19,535)
Net (decrease) increase in accrued expenses and other liabilities	(13,129)	28,333	18,277
Equity in subsidiaries’ undistributed annual earnings	(288,075)	(191,295)	(17,609)

Net cash provided by operating activities	429,213	436,702	608,023

INVESTING ACTIVITIES
Net decrease (increase) in available-for-sale securities	2,702	(5,280)	-0-
Net decrease (increase) in Eurodollars	212,477	(27,088)	(184,969)

Net cash provided by (used in) investing activities	215,179	(32,368)	(184,969)

FINANCING ACTIVITIES
Net decrease in commercial paper	(1,597)	(2,368)	(1,191)
Payments for maturing subordinated debt	(50,000)	(150,000)	(50,000)
Net (decrease) increase in other borrowed funds	(1,475)	1,648	446
Cash dividends paid	(353,995)	(337,334)	(323,748)
Proceeds from employee stock plans, direct stock purchase and dividend reinvestment plan	121,713	134,107	115,035
Purchases of common stock	(358,897)	(50,999)	(163,092)

Net cash used in financing activities	(644,251)	(404,946)	(422,550)

Increase (decrease) in cash	141	(612)	504
Cash at beginning of year	401	1,013	509

Cash at end of year	$542	$401	$1,013